UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Veeco Instruments Inc.
(Name of Registrant as Specified In Its Charter)

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1 Terminal Drive	• Plainview, New York 11803 U.S.A.	• Phone (516) 677-0200	• Fax (516) 677-0380	• www.veeco.com

March 19, 2018

2018 Annual Meeting of Stockholders

Dear Fellow Stockholder:

It is my pleasure to invite you to join me at the 2018 Annual Meeting of Stockholders of Veeco Instruments Inc. to be held on Thursday, May 3, 2018, at 8:30 a.m. Eastern Time, at 333 South Service Road, Plainview, New York 11803.

At this year’s meeting, we will vote on the election of two directors and on the ratification of KPMG LLP as Veeco’s independent registered public accounting firm.  We will also conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers.

We use the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the internet.  We believe this expedites stockholder’s receipt of proxy materials, lowers annual meeting costs and conserves natural resources.  Thus, we are mailing to many stockholders a Notice of Internet Availability of Proxy Materials (“Notice”), rather than copies of the Proxy Statement and our 2017 Annual Report to Stockholders on Form 10-K.  The Notice contains instructions on how to access the proxy materials online, vote online and obtain your copy of our proxy materials.

Your vote is very important.  I encourage you to sign and return your proxy card, or use telephone or internet voting prior to the meeting, so that your shares will be represented and voted at the meeting.

Sincerely,

John R. Peeler

Chairman and Chief Executive Officer

VEECO INSTRUMENTS INC.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	Thursday, May 3, 2018, 8:30 a.m., Eastern Time

PLACE:	333 South Service Road, Plainview, New York 11803

ITEMS OF BUSINESS:	1. To elect two directors to hold office until the 2021 Annual Meeting of Stockholders;

2. To hold a non-binding advisory vote on 2017 named executive officer compensation;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018; and

4. To consider such other business as may properly come before the meeting.

WHO CAN VOTE:	You must be a stockholder of record at the close of business on March 12, 2018 to vote at the Annual Meeting.

INTERNET AVAILABILITY:

We are using the internet as our primary means of furnishing proxy materials to most of our stockholders. Rather than sending those stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the internet. This Proxy Statement and our 2017 Annual Report on Form 10-K are available free of charge at www.veeco.com.

PROXY VOTING:

We cordially invite you to participate in the Annual Meeting, either by attending and voting in person or by voting through other acceptable means. Your participation is important, regardless of the number of shares you own. You may vote by telephone, through the internet or by mailing your completed proxy card.

By order of the Board of Directors,

Gregory A. Robbins
Senior Vice President, General Counsel and Secretary

March 19, 2018
Plainview, New York

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be acted upon at the Veeco Instruments Inc. (“Veeco” or the “Company”) 2018 Annual Meeting of Stockholders (the “Annual Meeting”), we call your attention to the following information about the proposals and voting recommendations, the Company’s director nominees, and highlights of the Company’s corporate governance and executive compensation.  The following description is only a summary.  For more complete information about these topics, please review the complete proxy statement.

Proposals and Voting Recommendations

Voting Matters		Board Vote Recommendation
Proposal 1:	Election of two nominees named herein as directors	FOR each nominee
Proposal 2:	Advisory vote to approve the compensation of our Named Executive Officers, or “Say on Pay”	FOR
Proposal 3:	Ratification of the appointment of our independent registered public accounting firm for 2018	FOR

Summary of Information Regarding the Board of Directors

Members of Veeco’s Board of Directors (“Board of Directors” or the “Board”) are listed below.  Messrs. D’Amore and Jackson have been nominated for re-election to the Board.

		Director		Committee Membership
Name	Age	since	Independent (1)	AC	CC	GC	SPC
Kathleen A. Bayless	61	2016	Yes	M/FE
Richard A. D’Amore	64	1990	Yes (Lead Independent Director)		M		M
Gordon Hunter	66	2010	Yes		C	M	M
Keith D. Jackson	62	2012	Yes	M/FE		C
John R. Peeler	63	2007	No				C
Peter J. Simone	70	2004	Yes	C/FE		M	M
Thomas St. Dennis	64	2016	Yes		M		M

(1)         Independence determined based on NASDAQ rules.

AC — Audit Committee	C — Chairperson
CC — Compensation Committee	M — Member
GC — Governance Committee	FE — Audit committee financial expert (as determined based on SEC rules)
SPC — Strategic Planning Committee

Corporate Governance Highlights

Board and Other Governance Information	As of March 19, 2018
Size of Board as Nominated	7
Average Age of Director Nominees and Continuing Directors	64
Average Tenure of Director Nominees and Continuing Directors	8.7 years
Percentage of Continuing Directors and Nominees who are Independent	85.7%
Percentage of Directors who attended all Board Meetings	100%
Number of Director Nominees and Continuing Directors Who Serve on More Than Three Public Company Boards	0
Directors Subject to Stock Ownership Guidelines (3 times annual cash retainers)	Yes
Annual Election of Directors	No
Voting Standard	Majority

Board and Other Governance Information	As of March 19, 2018
Plurality Voting Carve-out for Contested Elections	Yes
Separate Chairman and CEO	No
Lead Independent Director	Yes
Independent Directors Meet Without Management Present	Yes
Annual Board, Committee and Individual Director Self-Evaluations, Including Use of External Governance Advisor at Least Every 3 Years	Yes
Annual Independent Director Evaluation of CEO	Yes
Risk Oversight by Full Board and Committees	Yes
Board Orientation/Education Program	Yes
Code of Conduct Applicable to Directors	Yes
Stockholder Ability to Call Special Meetings	50% of Outstanding Shares
Stockholder Ability to Act by Written Consent	No
Poison Pill	No

Executive Compensation Highlights

Here’s What We Do…

Pay for Performance.  We ensure that the compensation of the Chief Executive Officer (“CEO”) and the other named executive officers listed in the Summary Compensation Table below (collectively, the “NEOs”) tracks the Company’s performance.  Our compensation programs reflect our belief that the ratio of performance-based compensation to fixed compensation should increase with the level of the executive, with the greatest amount of performance-based compensation at the CEO level.

Peer Group Selection.  We made changes to our Peer Group for 2017 to more appropriately reflect our industry and size as measured by revenue and market capitalization.  As a result, certain of the companies previously included in our peer group were removed for 2017 based on their much larger size.

Performance-based Long Term Incentives.  The majority of the long term incentive compensation provided to our CEO and other NEOs is awarded in the form of performance-based restricted stock units that feature a minimum three-year target performance period, are capped at 150% of target, and are subject to 100% forfeiture.

Minimum Vesting.  Our 2010 Stock Incentive Plan specifies a one year minimum vesting period for all equity awards (including, beginning in 2017, stock option awards), except for up to 5% of the maximum number of shares available or in the event of certain circumstances (e.g., death, disability, corporate transactions).  Time-based awards granted to executives feature vesting periods ranging from three to four years.

Stock Option Provisions.  Our 2010 Stock Incentive Plan prohibits the cash buyout of underwater stock options and the repricing of stock options without stockholder approval; the Company has not engaged in either of these practices.

Double-Trigger Change in Control Arrangements.  Our Senior Executive Change in Control Policy features a narrow change in control definition, requiring an actual change in control and termination of employment before change in control benefits are triggered.  The situations where an executive is eligible to resign with “good reason” are limited to: (i) reductions in base salary, (ii) relocation by more than 50 miles, (iii) significant reductions in total benefits, for Messrs. Peeler and Maheshwari only, and (iv) for Mr. Peeler only, a diminution in position.

These provisions are not triggered by bankruptcy.  See “Potential Payments Upon Termination or Change in Control” below for more information.

Clawback Policy. Our Compensation Recoupment Policy provides that in the event of a financial restatement due to fraud or intentional illegal conduct as determined by the independent members of the Board of Directors, a culpable executive officer may be required to reimburse the Company for performance-based cash compensation if the amount of such compensation would have been lower had it been calculated based on such restated financial statements.

Stock Ownership Guidelines.  Our stock ownership guidelines require our NEOs and our Board of Directors to hold Veeco stock in a specified multiple of their base salaries or annual cash retainers, subject to a phase-in period.  For example, Veeco’s CEO is required to hold Veeco stock with a value equal to at least four times his base salary.  Pursuant to these guidelines, covered individuals are required to hold at least 50% of the net after-tax shares realized upon vesting or exercise until the ownership guidelines are met.

Hedging and Pledging Restrictions.  Our insider trading policy prohibits all employees and directors from hedging or pledging their Veeco shares.

Annual Bonus.  Amounts that can be earned under our annual incentive programs are based solely on performance against corporate financial and individual goals.  Awards under the programs are not guaranteed and are capped at 200% of target.

Annual Say-on-Pay Vote.  We conduct an annual Say-on-Pay advisory vote.

Stockholder Engagement.  We routinely engage with stockholders and, as appropriate, with proxy advisory firms, to better understand their perspective regarding executive compensation best practices and have incorporated many of these practices in our executive compensation programs.

Here’s What We Don’t Do…

No Multi-Year Guarantees.  We do not offer multi-year guarantees for salary increases, bonuses or equity awards.

No Overly Generous Change in Control Benefits.  We have used change in control protections sparingly and have limited cash payments to 1.5 to 3.0 times base salary and bonus.

No Gross-Ups.  We do not provide tax gross ups for benefits that may become payable in connection with a change in control.

Limited Pension Benefits.  We do not maintain a defined benefit pension plan or a supplemental executive retirement plan.  The Company’s 401(k) savings plan is its only pension benefit.

No Retirement Benefits.  We do not offer retirement health and welfare benefits to our employees.

No Excessive Perquisites.  We do not provide executives with perquisites such as financial planning, corporate aircraft, etc.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Veeco common stock as of March 12, 2018 (unless otherwise specified below) by (i) each person known by Veeco to own beneficially more than five percent of the outstanding shares of Veeco common stock, (ii) each director of Veeco, (iii) each NEO, and (iv) all executive officers and directors of Veeco as a group.  Unless otherwise indicated, Veeco believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of Veeco common stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned (1)			Percentage of Total Shares Outstanding
	Shares	Options	Total	(1)
5% or Greater Stockholders:
BlackRock, Inc. (2)	6,683,401	—	6,683,401	13.9%
The Vanguard Group (3)	4,633,758	—	4,633,758	9.6%
Dimensional Fund Advisors LP (4)	2,962,158	—	2,962,158	6.2%
Frontier Capital Management Co., LLC (5)	2,614,375	—	2,614,375	5.4%
Directors:
Kathleen A. Bayless	10,585	—	10,585	*
Richard A. D’Amore	95,290	—	95,290	*
Gordon Hunter	28,949	—	28,949	*
Keith D. Jackson	25,149	—	25,149	*
John R. Peeler	371,436	282,610	654,046	1.4%
Peter J. Simone	24,332	—	24,332	*
Thomas St. Dennis	10,597	—	10,597	*
Named Executive Officers:
John R. Peeler	371,436	282,610	654,046	1.4%
William J. Miller, Ph.D.	97,542	117,310	214,852	*
Shubham Maheshwari	72,887	54,000	126,887	*
John Kiernan	32,079	49,854	81,933	*
All Directors and Executive Officers as a Group (10 persons)	776,793	503,774	1,272,620	2.6%

*                                         Less than 1%.

(1)                                 A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options.  Shares owned include unvested restricted stock awards (but do not include unvested restricted stock units).  Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

(2)                                 Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2018.  The address of this holder is 55 East 52nd Street, New York, New York  10055.

(3)                                 Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2018.  The address of this holder is 100 Vanguard Boulevard, Malvern, Pennsylvania  19355.

(4)                                 Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2018.  The address of this holder is Building One, 6300 Bee Cave Road, Austin, Texas  78746.

(5)                                 Share ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2018.  The address of this holder is 99 Summer Street, Boston, Massachusetts  02110.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires Veeco’s officers and directors, and persons who own more than 10% of Veeco’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”).  These persons are required by SEC regulations to furnish Veeco with copies of all Section 16(a) forms they file.  SEC regulations require us to identify in this proxy statement anyone who filed a required report late or failed to file a required report.  Based on our review of forms we received, or written representations from reporting persons, we believe that during 2017 all Section 16(a) filing requirements were satisfied on a timely basis.

GOVERNANCE

Governance Highlights

Veeco’s Board of Directors and management are committed to responsible corporate governance to ensure that Veeco is managed for the long-term benefit of its stockholders.  To that end, the Board of Directors and management review published guidelines and recommendations of institutional stockholder organizations and current best practices of similarly situated public companies.  The Board and management periodically evaluate and, when appropriate, revise Veeco’s corporate governance policies and practices in light of these guidelines and other findings, and to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the SEC and by The NASDAQ Stock Market LLC (“NASDAQ”).

Veeco’s Corporate Governance Guidelines provide that at least two-thirds of the Board of Directors must be independent in accordance with the NASDAQ listing standards.  In fact, 85.7% of Veeco’s seven continuing directors and nominees are independent, and none serve on more than two other public company boards.  All of Veeco’s directors attended each Board meeting held in 2017, and at least 75% of applicable committee meetings.  Veeco undergoes an annual Board, committee and individual director self-evaluation process, and the independent directors, guided by the independent Lead Director, meet regularly without management and perform an annual performance assessment of the Chief Executive Officer.

Governance Policies and Practices

Veeco has instituted a variety of policies and practices to foster and maintain corporate governance, including the following:

Corporate Governance Guidelines - Veeco adheres to written Corporate Governance Guidelines, adopted by the Board and reviewed by the Governance Committee from time to time.  The Corporate Governance Guidelines govern director qualifications, conflicts of interest, succession planning, periodic board self-assessment and other governance matters.  The Board has used an outside governance advisor to facilitate the board self-assessment at least every three years.

Code of Business Conduct - Veeco maintains written standards of business conduct applicable to all of its employees worldwide.

Code of Ethics for Senior Officers - Veeco maintains a Code of Ethics that applies to its Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer.

Environmental, Health & Safety Policy - Veeco maintains a written policy that applies to all of its employees with regard to environmental, health and safety matters.

Director Education Policy - Veeco has adopted a written policy under which it encourages directors to attend, and provides reimbursement for the cost of attending, director education programs.  A majority of Veeco’s Board members has attended one or more director education programs within the past five years.

Disclosure Policy - Veeco maintains a written policy that applies to all of its employees with regard to the dissemination of information.

Board Committee Charters - Each of Veeco’s Audit, Compensation, Governance and Strategic Planning Committees has a written charter adopted by Veeco’s Board that establishes practices and procedures for each committee in accordance with applicable corporate governance rules and regulations.

Copies of each of these documents can be found on the Company’s website (www.veeco.com) via the “Investors” page.

Independence of the Board

Veeco’s Corporate Governance Guidelines provide that at least two-thirds of the Board of Directors must be independent in accordance with the NASDAQ listing standards.  In addition, service on other boards must be consistent with Veeco’s conflict of interest policy and the nature and time involved in such service is reviewed when evaluating suitability of individual directors for election.

Independence of Current Directors.  Veeco’s Board of Directors has determined that all of the directors are “independent” within the meaning of the applicable NASDAQ listing standards, except Mr. Peeler, the Company’s Chairman and Chief Executive Officer.

Independence of Committee Members.  All members of Veeco’s Audit, Compensation and Governance Committees are required to be and are independent in accordance with NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation.  During 2017, none of Veeco’s executive officers served on the board of directors of any entity whose executive officers served on Veeco’s Compensation Committee.  No current or past executive officer of Veeco serves on our Compensation Committee.  The members of our Compensation Committee are Messrs. D’Amore, Hunter and St. Dennis.

Board Access to Independent Advisors.  The Board members have full and free access to the officers and employees of Veeco and are permitted to retain independent legal, financial or other advisors as the Board or a Committee deems necessary.

Director Resignation Upon Change in Employment.  The Corporate Governance Guidelines provide that a director shall submit his resignation if he changes his principal employment, from what it was when he was elected as a director, or undergoes a change affecting his qualification as a director or fails to receive the required number of votes for re-election.  Upon such submission, the Board shall determine whether to accept or reject the resignation.  If the resignation is tendered for failure to receive the required number of votes for re-election, the Governance Committee will also inform the Board of any other action it recommends be taken.

Board Leadership Structure

Mr. Peeler, the Company’s Chief Executive Officer, also serves as Chairman of the Board.  We have a separate, independent Lead Director.  Although we do not have a formal policy addressing the topic, we believe that when the Chairman of the Board is an employee of the Company or otherwise not independent, it is important to have a separate Lead Director, who is an independent director.

Mr. D’Amore serves as the Lead Director.  In that role, he presides over the Board’s executive sessions, during which our independent directors meet without management, and he serves as the principle liaison between management and the independent directors of the Board. The Lead Director also:

•                  Confers with the Chairman of the Board regarding Board meeting agendas;

•                  Has the authority to call meetings of the independent directors;

•                  Chairs meetings of the independent directors including, where appropriate, setting the agenda and briefing the Chairman of the Board on issues discussed during the meeting;

•                  Oversees the annual performance evaluation of the CEO;

•                  Consults with the Governance Committee and the Chairman of the Board regarding assignment of Board members to various committees; and

•                  Performs such other functions as the Board may require.

Mr. D’Amore has served as Lead Director since 2016.

We believe the combination of Mr. Peeler as our Chairman of the Board and an independent director as our Lead Director is an effective structure for the Company.  The division of duties and the additional avenues of communication between the Board and our management associated with this structure provide the basis for the proper functioning of our Board and its oversight of management.

Oversight of Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board regularly reviews information regarding the Company’s strategy, finances and operations, as well as the risks associated with each.  The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, internal controls and legal and regulatory compliance.  The Audit Committee undertakes, at least annually, a review to evaluate these risks.  Individual members of the Audit Committee are each assigned an area of risk to oversee.  The members then meet separately with management responsible for such area, including the Company’s chief accounting officer, internal auditor and general counsel, and report to the Audit Committee on any matters identified during such discussions with management.  In addition, the Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.  The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

Compensation Risk

Our Compensation Committee conducted a risk-assessment of our compensation programs and practices and concluded that our compensation programs and practices, as a whole, are appropriately structured and do not pose a material risk to the Company.  Our compensation programs are intended to reward the management team and other employees for strong performance over the long-term, with consideration of near-term actions and results that strengthen and grow our Company.  We believe our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating success for the Company.  We consider the potential risks in our business when designing and administering our compensation programs, and we believe our balanced approach to performance measurement and compensation decisions mitigates the likelihood that individuals will be encouraged to undertake excessive or inappropriate risk.  Further, our compensation program administration is subject to considerable internal controls and when determining the principal outcomes — performance assessments and compensation decisions — we rely on principles of sound governance and good business judgment.

Board Meetings and Committees

During 2017, Veeco’s Board held eight meetings.  It is the policy of the Board to hold executive sessions without management at every regularly scheduled board meeting and as requested by a director.  The Lead Director or Committee Chairperson, as appropriate, presides over these executive sessions.  All members of the Board are welcome to attend the Annual Meeting of Stockholders.  In 2017, Mr. Peeler was the only director who attended the Annual Meeting.  The Board has established the following committees:  an Audit Committee, a Compensation Committee, a Governance Committee and a Strategic Planning Committee.

Audit Committee.  As defined in Section 3(a)(58)(A) of the Exchange Act, the Company established an Audit Committee which reviews the scope and results of the audit and other services provided by Veeco’s independent registered public accounting firm.  The Audit Committee consists of Ms. Bayless and Messrs. Jackson and Simone (Chairman). The Board has determined that all members of the Audit Committee are financially literate as that term is defined by NASDAQ and by applicable SEC rules.  The Board has determined that each of Ms. Bayless and Messrs. Jackson and Simone is an “audit committee financial expert” as defined by applicable SEC rules.  During 2017, the Audit Committee met five times.

Compensation Committee.  The Compensation Committee sets the compensation levels of senior management and administers Veeco’s equity compensation plans.  All members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Exchange Act), and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended).  None of the members of the Compensation Committee has interlocking relationships as defined by the SEC.  The Compensation Committee consists of Messrs. D’Amore, St. Dennis and Hunter (Chairman).  During 2017, the Compensation Committee met nine times.

Governance Committee.  The Company’s Governance Committee addresses Board organizational issues and develops and reviews corporate governance principles applicable to Veeco.  In addition, the committee searches for persons qualified to serve on the Board of Directors and makes recommendations to the Board with respect thereto, as more fully described below.  The Governance Committee is comprised entirely of independent directors, as defined by the NASDAQ listing standards, and currently consists of Messrs. Hunter, Simone and Jackson (Chairman). During 2017, the Governance Committee met four times.

Strategic Planning Committee.  The Company’s Strategic Planning Committee oversees the Company’s strategic planning process.  The Strategic Planning Committee consists of Messrs. D’Amore, Hunter, Simone, St. Dennis and Peeler (Chairman).  During 2017, strategic planning matters were addressed by the full Board and, as a result, the Strategic Planning Committee did not meet in 2017.

Board Composition and Nomination Process

Pursuant to our Corporate Governance Guidelines, the Governance Committee will evaluate the suitability of potential nominees for membership on the Board, taking into consideration the Board’s current composition, including expertise, diversity and balance of inside, outside and independent directors, and considering the general qualifications of the potential nominees, including those characteristics described in the Corporate Governance Guidelines as in effect from time to time.  In selecting the director nominees, the Board endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting and finance, knowledge of the industries in which the Company operates, understanding of manufacturing and services, strategic vision, knowledge of international markets, marketing, research and development and other areas relevant to the Company’s business.  Under our Corporate Governance Guidelines, the Board periodically conducts a critical self-evaluation, including an assessment of the make-up of the Board as a whole.  In any particular situation, the Governance Committee may focus on persons possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board.  The full Board reviews and has final approval authority on all potential director candidates being recommended to the stockholders for election.

Compensation of Directors

As of January 1, 2017, Veeco’s Director Compensation Policy provided that members of the Board of Directors who are not employees of Veeco shall be paid quarterly retainers as follows:  for service as a Board member, $17,500; as chair of the Audit Committee, $5,000; as chair of the Compensation Committee, $3,750; as chair of the Governance Committee, $2,500; as chair of the Strategic Planning Committee, $2,500; and as Lead Director, $4,250.  Changes to Veeco’s Director Compensation Policy were approved by the Board at a meeting held on August 1, 2017.  In particular, effective as of October 1, 2017:  (i) the quarterly retainer for service as Lead Director increased to $5,125, and (ii) quarterly retainers are now paid for certain non-chair committee membership, specifically in the amount of $2,500 for Audit Committee membership, $1,875 for Compensation Committee membership, and $1,250 for Governance Committee membership. Board members do not receive fees for attending meetings either in person or telephonically.

Each non-employee Director shall also receive an annual grant of shares of restricted stock having a fair market value in the amount determined by the Compensation Committee from time to time.  For 2017, the Compensation Committee determined that the value of this annual award should be $120,000 per director.  The restrictions on these shares lapse on the earlier of the first anniversary of the date of grant and the date immediately preceding the date of the next annual meeting of stockholders.  In addition, the Company’s Director Compensation Policy in effect for 2017 gives the Board the authority to compensate directors who perform significant additional services on behalf of the Board or a Committee.  Such compensation is to be determined by the Board in its discretion, taking into consideration the scope and extent of such additional services.  Directors who are employees, such as Mr. Peeler, do not receive additional compensation for serving as directors.

The following table provides information on compensation awarded or paid to the non-employee directors of Veeco for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Kathleen A. Bayless	72,500	119,973	—	192,473
Richard A. D’Amore	89,750	119,973	—	209,723
Gordon Hunter	86,250	119,973	—	206,223
Keith D. Jackson	82,500	119,973	—	202,473
Peter J. Simone	91,250	119,973	—	211,223
Thomas St. Dennis	71,875	119,973	—	191,848

(1)                     Represents the sum of quarterly retainers paid for Board service during 2017.

(2)                     Reflects awards of 3,592 shares of restricted stock to each director on May 5, 2017. These restricted stock awards vest on the earlier of (i) the first anniversary of the date of grant, and (ii) the date immediately preceding the date of the next annual meeting of stockholders.

In accordance with SEC rules, the amounts shown reflect the grant date fair value of the award, which was $33.40 per share.

(3)                     As of December 31, 2017, there were outstanding the following aggregate number of stock awards and option awards held by each non-employee director of the Company:

Outstanding Equity Awards at Fiscal Year End

Name	Stock Awards (#)	Option Awards (#)
Kathleen A. Bayless	3,592	—
Richard A. D’Amore	3,592	—
Gordon Hunter	3,592	—
Keith D. Jackson	3,592	—
Peter J. Simone	3,592	—
Thomas St. Dennis	3,592	—

Stock Ownership Guidelines: Directors

Under the Company’s Stock Ownership Guidelines, Directors are required to hold Veeco stock with a value equal to at least three times the Directors’ annual cash retainers (excluding retainers for committee or lead director service), measured as of February 1st of the most recently completed year and subject to a 5-year phase-in period.

Certain Contractual Arrangements with Directors and Executive Officers

Veeco has entered into indemnification agreements with each of its directors, executive officers and certain senior officers and anticipates that it will enter into similar agreements with any future directors and executive officers.  Generally, the indemnification agreements are designed to provide the maximum protection permitted under Delaware law with respect to indemnification of a director or executive officer.  The indemnification agreements provide that Veeco will indemnify such persons against certain liabilities that may arise by reason of their status or service as a director or executive officer of the Company and that the Company will advance expenses incurred as a result of proceedings against them as to which they may be indemnified.  Under the indemnification agreements, a director or executive officer will receive indemnification if he or she is found to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Veeco and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

COMPENSATION

Executive Officers

The executive officers of Veeco, their ages and positions as of March 12, 2018, are as follows:

Name	Age	Position
John R. Peeler	63	Chairman and Chief Executive Officer
William J. Miller, Ph.D.	49	President
Shubham Maheshwari	46	Executive Vice President and Chief Financial Officer
John P. Kiernan	55	Senior Vice President, Finance, Chief Accounting Officer and Treasurer

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007, and Chairman since May 2012.  Prior thereto, Mr. Peeler was Executive Vice President of JDS Uniphase Corp. (“JDSU”) and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, a communications test equipment company.  Mr. Peeler also serves on the board of IPG Photonics Corporation.

William J. Miller, Ph.D. has been President since January 2016, overseeing all of Veeco’s global business units.  Dr. Miller was named Executive Vice President, Process Equipment in December 2011, and was Executive Vice President, Compound Semiconductor from July 2010 until December 2011.  Prior thereto, Dr. Miller was Senior Vice President and General Manager of Veeco’s MOCVD business beginning in January 2009.  From January 2006 to January 2009, Dr. Miller was Vice President, General Manager of Veeco’s Data Storage equipment business.  He held leadership positions of increasing responsibility in both the engineering and operations organizations since he joined Veeco in November 2002.  Prior to joining Veeco, Dr. Miller held engineering and operations leadership positions at Advanced Energy Industries, Inc.

Shubham (Sam) Maheshwari has been Executive Vice President and Chief Financial Officer of Veeco since May 2014.  Mr. Maheshwari oversees Veeco’s Finance, Information Technology, Supply Chain and Global Manufacturing functions.  From 2011 to 2014, Mr. Maheshwari served as Chief Financial Officer of OnCore Manufacturing LLC, a global manufacturer of electronic products in the medical, aerospace, defense and industrial markets.  From 2009 to 2011, he held various finance roles including Senior Vice President Finance, Treasury, Tax and Investor Relations at Spansion, Inc., a global leader in flash memory based embedded system solutions.  Mr. Maheshwari helped lead Spansion’s emergence from bankruptcy to become a successful public company.  From 1998 to 2009, he was with KLA-Tencor Corporation, a global semiconductor capital equipment manufacturing company, in various senior level corporate development and finance roles, including Vice President of Corporate Development and Corporate Controller.  Mr. Maheshwari also serves on the board of Kateeva, Inc.

John P. Kiernan has been Senior Vice President, Finance, Chief Accounting Officer and Treasurer since December 2011, and also served as Corporate Controller from December 2011 through December 2017.  From July 2005 to November 2011, Mr. Kiernan was Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller.  Prior thereto, he was Vice President, Finance and Corporate Controller of Veeco from April 2001 to June 2005, Vice President and Corporate Controller from November 1998 to March 2001, and Corporate Controller from February 1995 to November 1998.  Prior to joining Veeco, Mr. Kiernan was an

Audit Senior Manager at Ernst & Young LLP from October 1991 through January 1995 and held various audit staff positions with Ernst & Young LLP from June 1984 through September 1991.

Compensation Discussion and Analysis

Veeco develops, manufactures, sells, and supports semiconductor process equipment to meet the demands of key global trends, such as enhancing mobility, increasing connectivity, and improving energy efficiency. Our primary technologies include metal organic chemical vapor deposition (“MOCVD”), advanced packaging lithography, wet etch and clean, laser annealing, ion beam, molecular beam epitaxy, wafer inspection, and atomic layer deposition systems. These technologies play an integral role in producing light emitting diodes (“LEDs”) for solid-state lighting and displays, and in the fabrication and packaging of advanced semiconductor devices. We have sales and service operations across the Asia-Pacific region, Europe, and North America to address our customers’ needs.

We are focused on:

•                  Providing differentiated semiconductor process equipment to address customers’ current production requirements and next generation product development roadmaps;

•                  Investing to win through focused research and development in markets that we believe provide significant growth opportunities or are at an inflection point in semiconductor process equipment requirements, including LED, power electronics, photonics, front-end semiconductor, and advanced packaging technologies;

•                  Leveraging our sales channel and local process applications support teams to build strong strategic relationships with technology leaders;

•                  Expanding our services portfolio to improve the performance of our systems, including spare parts, upgrades, and consumables to drive growth, reduce our customers’ cost of ownership, and improve customer satisfaction;

•                  Cross-selling our product portfolio across our broad customer base and end markets to both maximize sales opportunities and diversify our business;

•                  Utilizing a combination of outsourced and internal manufacturing strategies to flex manufacturing capacity through industry investment cycles without compromising quality or performance; and

•                  Pursuing partnerships and acquisitions to expand our product portfolio into new and adjacent markets to drive sales growth.

Our products are sold to semiconductor and advanced packaging device manufacturers in the following four markets: Advanced Packaging, MEMS & RF Filters; LED Lighting, Display & Compound Semiconductor; Front-End Semiconductor; and Scientific & Industrial.

2017 Business Highlights

•                  We completed the acquisition of Ultratech, Inc. in May 2017.  With the addition of Ultratech, we diversified our business, establishing ourselves as a leading equipment supplier in the advanced packaging market and greatly increasing our critical mass in the front-end semiconductor equipment market.

•                  We increased sales to $484.8 million, a 46% increase over 2016, driven in part by improvements in LED industry conditions and sales into the front-end semiconductor and advanced packaging markets.

•                  We achieved non-GAAP gross margins of 40.6%, delivering on our objective to realize gross margins of 40% or better.

•                  We increased non-GAAP Operating Income to $31.3 million, as compared to a loss of $8.5 million in 2016.

•                  We increased bookings to $571 million, an improvement of 53% over 2016.

•                  We built our backlog to $334 million (the highest in 6 years), providing good first half 2018 visibility.

•                  We continued to strengthen our MOCVD product portfolio with the successful launch of the EPIK 868 MOCVD system, a higher productivity tool with a superior cost of ownership for our customers.

•                  We consolidated manufacturing in our New Jersey facility to improve efficiency and reduce costs.

•                  We announced a share repurchase program of up to $100 million to be completed over the next two years.

2017 Business Challenges

Despite the accomplishments and steps taken as described under “2017 Business Highlights” above, our stock price performance has been disappointing.  We attribute this, in part, to the highly-specialized, cyclical nature of our business, which is characterized by periods of significant volatility and is often difficult to predict.  Also, during 2017, we faced three specific challenges, among others:

1.              Ultratech Cyclicality.  Following the Ultratech acquisition, orders from advanced packaging customers decreased, as customers delayed adoption of new technologies.  We maintained our market share through this period but were negatively impacted by a down cycle in the advanced packaging lithography market.

2.              Increased Chinese Competition.  We saw the emergence of Chinese MOCVD competitors who benefitted from Chinese “buy local” sourcing initiatives and government incentives which allowed them to sell MOCVD equipment at significantly lower prices which, in turn, had a negative effect on Veeco’s financial performance.

3.              Patent Disputes.  During 2017, we were engaged in intellectual property disputes with a Chinese competitor and a domestic supplier.  These disputes were settled in February 2018 but were expensive and added uncertainty to our business.

Our executive compensation programs are designed to face these challenges, to align our costs with prevailing market conditions, to balance the short- and long-term interests of both stockholders and executives and, at the same time, retain and continue to attract executives throughout inherent downturns, motivating them for our longer term success.

The Company seeks to foster a performance-oriented culture by linking a significant portion of each executive’s compensation to the achievement of performance targets important to the success of the Company and its stockholders.  This Compensation Discussion and Analysis describes Veeco’s current compensation programs and policies, which are subject to change.

We structure our executive compensation program each year so that a meaningful percentage of compensation is tied to the achievement of objectives that, at the time they are established, are considered challenging in light of the then anticipated market conditions.

Executive Compensation Strategy and Objectives

The Company’s executive compensation strategy is designed to deliver competitive, performance-based total compensation that reflects our culture and the markets we serve. The primary objectives of Veeco’s executive compensation programs are to attract, retain and motivate executives critical to the Company’s long-term growth and success.  The Company’s executive compensation programs are designed to reward executives for increasing stockholder value without subjecting the Company or stockholders to unnecessary or unreasonable risks.  The Company has adopted the following guiding principles:

Performance-based:

Compensation levels should be determined based on Company financial performance and individual results compared to quantitative and qualitative performance priorities set at the beginning of the performance period. Additionally, the ratio of performance-based compensation to fixed compensation should increase with the level of the executive, with the greatest amount of performance-based compensation at the CEO level. Performance-based compensation should be subject to a complete risk of forfeiture.

Stockholder-aligned:	A significant portion of potential compensation should be performance- and equity-based to more closely align the interests of executives with those of our stockholders.

Fair and Competitive:

Compensation levels should be fair, internally and externally, and competitive with overall compensation levels at other companies with which we compete for talent. Our compensation programs should promote our ability to both attract and retain our employees, including our executives.

Our target pay mix places significant emphasis on variable compensation comprised of performance-based restricted stock unit (“PRSU”) awards, time-based equity awards and an annual target bonus.  As illustrated in the following charts, 71.9% and 68.5% of the target compensation packages for our CEO and our other named executive officers (“NEOs”), respectively, are comprised of equity-based and performance-based compensation. (Veeco’s NEOs are identified in the Summary Compensation Table.)

CEO Compensation Elements	Other NEO Compensation Elements

Executive Compensation Governance and Procedures

The Compensation Committee (hereinafter in this Compensation Discussion and Analysis section, the “Committee”) administers the Company’s compensation programs operating under a charter adopted by the Board.  This charter authorizes the Committee to interpret the Company’s compensation and equity plans and establish rules for their implementation and administration. The Committee consists of three independent directors who are appointed annually.  The Committee works closely with the CEO and the Senior Vice President, Human Resources and relies on information provided by independent compensation consultants.

When making compensation decisions, the Committee considers the compensation practices and the competitive market for executives at companies with which we compete for talent.  To this end, the Company utilizes a number of resources which, during 2017, included: meetings with Compensation Strategies, Inc., an independent compensation consultant; compensation surveys prepared by Radford; and executive compensation information compiled by Compensation Strategies, Inc. from the proxy statements of other companies, including a peer group.

Veeco’s peer group (the “Peer Group”) reflects the companies that closely resemble Veeco based on industry and competition for talent. The Peer Group has been comprised of companies smaller than, similar to and larger than Veeco.  In 2017, the Compensation Committee reviewed our Peer Group strategy and made changes to more closely align with Veeco’s market segments and size as measured by revenue and market capitalization.  This resulted in a 2017 Peer Group consisting of the following seventeen companies:

3D Systems Corporation*	MACOM Technology Solutions*
Advanced Energy Industries, Inc.	MKS Instruments, Inc.
Badger Meter, Inc.*	OSI Systems, Inc.*
Brooks Automation, Inc.	Photronics, Inc.*
Cabot Microelectronics Corporation*	Pure Storage, Inc.*
Cray Inc.*	Rudolph Technologies, Inc.
Entegris, Inc.*	Semtech Corporation*
FormFactor, Inc.* Kulicke and Soffa Industries, Inc.	Xperi Corporation (formerly Tessera Holding Corporation)*

*New member of the Peer Group following the Committee’s 2017 review.

Applied Materials, Inc., Axcelis Technologies, Inc., Cohu, Inc., KLA Tencor Corporation, Lam Research Corporation, Nanometrics Incorporated, Newport Corporation, Teradyne, Inc., Ultratech, Inc., and Xcerra Corporation were removed from our Peer Group in 2017 as these companies were either no longer independent entities or did not align with Veeco’s market segments and size as measured by revenue and market capitalization.

The Company considers the executive compensation practices of the companies in its Peer Group and the Radford survey (hereinafter collectively, the “market data”) as one of several factors used in setting compensation.  The Company’s compensation consultant uses statistical regression techniques to adjust market data to construct representative 50th-75th percentile market pay levels that are reflective of Veeco’s size based on revenues.  Although the Committee considers the executive compensation practices of the Peer Group companies and broader market data in setting compensation, it does not benchmark compensation to any specific percentile or ranking within our Peer Group.  Individual compensation levels may vary within a range around market as a result of Veeco’s financial and operating performance, personal performance, experience, and criticality, as well as competitive factors.

For 2017, total target compensation opportunities of Veeco’s NEOs and other executives were generally reflective of the 50th percentile of market.  Given the performance emphasis present in Veeco’s executive compensation program, actual compensation earned or received can vary significantly with results; actual compensation for 2017 was below targeted opportunity levels.

In addition to reviewing the market data, the Committee meets with the Company’s CEO and Senior Vice President, Human Resources to consider recommendations with respect to compensation for the NEOs and other executives.  These recommendations include base salary levels, cash bonus targets and awards, and equity compensation awards.  The Committee considers these recommendations along with other factors in determining specific compensation levels for the NEOs.  The Committee discusses the elements of the CEO’s compensation with him, but makes the final decisions regarding his compensation without him present.

Decisions regarding the Company’s compensation program elements are made by the Committee in regularly scheduled and ad hoc meetings.  Issues of significant importance are frequently discussed over several meetings.  This practice provides the Committee with the opportunity to raise and address concerns before arriving at a decision.  Prior to each meeting, the Committee is provided with the written materials, information and analyses as may be required to assist the Committee in its decision-making process.  To the extent possible, meetings of the Committee are conducted in person.  When this is not possible, meetings are conducted telephonically.  The CEO and the Senior Vice President, Human Resources are regularly invited to attend Committee meetings but the Committee meets privately in executive sessions to consider certain matters including, but not limited to, the compensation of the CEO.

Elements of Our Executive Compensation Program

Our compensation programs are comprised of four elements: base salary, annual cash bonus, equity-based compensation and benefits and perquisites.  Each of these elements is used to attract executives and reward them for performance results as described below:

Element	Description / Characteristics	Primary Objectives

Base Salary	• Annual cash compensation	• Attract and retain highly qualified talent

Annual Cash Incentive	• 100% performance-based cash compensation • Mix of annual financial and individual goals • Awards range from 0% to 200% of targets established for each executive	• Align executive compensation with annual goals important to the success of the Company • Promote a pay-for-performance culture

Equity-based Compensation

•    Combination of time- and performance-based awards (performance-based comprising the majority)

•    Long-term (typically 3 — 4 years) stock-based compensation

•    PRSU awards granted with target performance period of 3 years

•    PRSU awards earned based on financial metrics and subject to forfeiture

• Incentivize long-term performance • Serve as a retention incentive • Align the interests of executives with stockholders in the creation of long-term value • Foster a culture of stock ownership

Benefits & Perquisites	• Senior Executive Change in Control Policy • Company-subsidized health and welfare benefits • 401(k) savings plan	• Encourage executives to act in the best interests of stockholders • Promote productivity, remain competitive, and increase employee loyalty to the Company

The Company evaluates each element of each executive’s compensation individually and in the aggregate against market data for the position, experience, individual performance and the ability to affect future Company performance.  The sections below describe the process for determining each of the four elements of the executive compensation program.

Base Salary

The Company pays base salaries to attract and retain executives.  Base salaries are determined in accordance with the responsibilities of each executive, market data for the position and the executive’s experience and individual performance.  The Company considers each of these factors but does not assign a specific value to any one factor.

Base salaries for executives are typically set during the first half of the year in conjunction with the Company’s annual performance management process.  In 2017, following a review of the market data and management’s recommendations, the Committee increased base salaries as follows:

Name	April 2016	April 2017	Percent Increase
J. Peeler	$700,000	$700,000	No Change(1)
W. Miller	$460,000	$474,000	3.0%
S. Maheshwari	$430,000	$443,000	3.0%
J. Kiernan	$300,000	$300,000	No Change

(1)         Mr. Peeler’s base salary has not been increased since April 2011.

Cash Bonus Plan

The Company provides the opportunity for cash bonuses under its annual bonus plan to attract executives and reward them for performance consistent with the belief that a significant portion of the compensation of its executives should be performance-based.  As a result, individuals are compensated based on the achievement of specific financial and individual performance goals intended to correlate closely with stockholder value. The Company believes that the opportunity to earn cash bonuses motivates executives to meet Company performance objectives that, in turn, are linked to the creation of stockholder value.  The Company utilizes profitability, as measured by adjusted operating income, as the financial element of its bonus plan.  To help achieve our goal of retaining key talent, executives must generally be employees at the time awards are paid to be eligible to receive a bonus for that period.

On February 8, 2017, the Committee approved the 2017 Bonus Plan (the “2017 Plan”) and the specific metrics thereof.  Under the 2017 Plan, the bonus is based on the financial performance of the Company, as measured by adjusted operating income (“Operating Income”).  We define Operating Income as earnings before the cost of bonuses, interest, taxes, and amortization, adjusted to exclude share-based compensation expense, one-time charges relating to restructuring initiatives, non-cash asset impairments, certain other non-operating gains and losses, and acquisition-related items such as one-time transaction costs and the stepped-up cost of goods sold associated with the purchase accounting of acquired inventory.

The Committee elected to use Operating Income as the 2017 Plan financial metric since it closely aligns operating performance to earnings per share, a key driver of shareholder value.   If 2017 Operating Income is greater than $2 million (the threshold performance level), a bonus pool is funded with a fixed percentage of Operating Income.  The bonus pool is not funded and bonus awards will not be earned if Operating Income results are less than the threshold performance level.  The bonus pool would be fully funded and awards paid at 100% of target for Operating Income equal to $45.8 million.  Awards to participants will be made from this fixed pool in accordance with their target bonus amounts.  25% of a participant’s target bonus, after adjustment for Operating Income results, will be modified based on individual performance.

Awards for individual performance will be paid from this fixed pool and may range from zero to 150%.

The total bonus award for an individual is capped at 200% of target bonus.

On May 26, 2017, the Company acquired Ultratech, Inc.  Shortly thereafter, the Committee approved a proposal to exclude Ultratech operating income from the 2017 Plan financial results. However, following a review of year-end financial results, the Committee decided to include Ultratech results in the 2017 Plan financial results, which had the effect of reducing 2017 bonus awards as a result of losses incurred at Ultratech during 2017.

For 2017, Operating Income of $42.0 million exceeded the threshold and the bonus pool was funded at 91.6% of target, as follows:

Performance Level	Operating Income ($ million)	Award Percentage
Maximum	$91.8	200%
Target	$45.8	100%
Actual	$42.0	91.6%
Threshold	$2.0	26.6%

Under the 2017 Plan, 25% of the adjusted target may be adjusted based on individual performance measured against pre-established performance goals (the “Individual Element”), provided the minimum level of Operating Income required to fund the bonus is achieved.  Actual awards for individual performance will be paid from a fixed pool, and may range from zero to 150% of the target for individual performance.

For the NEOs other than Mr. Peeler, actual awards for NEO individual performance were based on results compared to goals set by Mr. Peeler at the beginning of the year in connection with the Company’s performance management process.  The individual performance goals for these NEOs included functional objectives and individual objectives related to specific initiatives. The goals were not weighted and the award was considered on the totality of the individual performance results for each executive.   After evaluation, Mr. Peeler made individual performance recommendations to the Committee for each of these NEOs, as set forth in the table below, reflecting the challenges faced during 2017.

Mr. Peeler’s individual performance goals for 2017 were set by the Board at the beginning of the year and included: (1) increasing revenue versus a specific goal, (2) improving profitability versus a specific goal, (3) executing the Company’s acquisition strategy, (4) developing the Company’s organization and leadership, and (5) leading the Company through unexpected adversity and opportunity to maximize shareholder value. Following the plan year, it was determined that: (1) excluding acquisition results, revenue increased by 26%; (2) profit increased eleven-fold; (3) the Company completed the Ultratech acquisition in May 2017; (4) leaders in all of the Company’s businesses and key functions are performing well; and (5) an intellectual property dispute with a Chinese competitor was successfully resolved.  The Committee discussed Mr. Peeler’s overall performance in executive session and awarded 50% ($92,173) (out of a maximum of 150%) of the value for the Individual Element of his bonus in recognition of his strong leadership during this challenging year but acknowledging, nonetheless, disappointment in the stock price.

Messrs. Peeler, Maheshwari and Kiernan and Dr. Miller earned 2017 Plan awards as follows:

Name	Target Bonus (Total Amount / % of Base Salary)	Financial Performance Adjusted Target (91.6% of Target)	Financial Performance Award (75% of Adjusted Target)	Individual Performance Target (25% of Adjusted Target)	Individual Performance Award % / $	Final Bonus Award (Total Amount / % of Target)
J. Peeler	$805,000/115%	$737,380	$553,035	$184,345	50%/$92,173	$645,208 / 80.2%
W. Miller	$474,000/100%	$434,184	$325,638	$108,546	75%/$81,410	$407,048 / 85.9%
S. Maheshwari	$354,400/80%	$324,631	$243,473	$81,158	75%/$60,868	$304,341 / 85.9%
J. Kiernan	$150,000/50%	$137,400	$103,050	$34,350	90%/$30,915	$133,965 / 89.3%

On February 6, 2018, the Committee approved the 2018 Bonus Plan (the “2018 Plan”).  Under the 2018 Plan, bonuses will be based on the financial performance of the Company, as measured by Operating Income.  If Operating Income exceeds a predetermined threshold, which is increased to $10.0 million in 2018, a bonus pool will be funded with a predetermined fixed percentage of Operating Income.  The bonus pool will not be funded and bonus awards will not be earned if Operating Income results are less than the threshold performance level.  Awards to participants will be made from this fixed pool in accordance with their target bonus amounts.  25% of a participant’s target bonus, adjusted for Operating Income results, will be modified based on individual performance.  Awards for individual performance will be paid from this fixed pool and may range from zero to 150%.

Operating Income would need to nearly double over 2017 results for the NEOs to earn target bonuses under the 2018 Plan.  The total bonus award for an individual will be capped at 200% of target bonus.

Target bonus awards under the 2018 Plan for each NEO are expressed as a percentage of base salary.  For 2018, the annual target bonus for Messrs. Peeler, Maheshwari and Kiernan is 115%, 80% and 50%, respectively, and 100% for Dr. Miller.

Equity-Based Compensation

The Company believes that a substantial portion of an executive’s compensation should be awarded in equity since equity-based compensation is directly linked to stockholder interests.  Equity awards vest over time, subject first to being earned in the case of performance-based awards and then to the recipient’s continued employment, therefore acting as both a significant performance and retention incentive. Equity awards also help create stock ownership among the Company’s executives.  The Committee believes that the majority of long-term incentives for higher-level executives including the NEOs should take the form of performance-based equity compensation and is committed to this principle on a going forward basis.

The Company granted equity-based awards to the NEOs and certain other key employees in 2017 to create a clear and meaningful alignment between compensation and stockholder return.  These awards include restricted stock or restricted stock units (hereinafter collectively, “restricted stock”) and performance-based restricted stock units.

The Company considered several factors in the design of the 2017 equity award process.  Long-term incentive compensation guidelines, denominated as a dollar value and based on the market data (as discussed above), were developed for each of the NEOs and the other executives.  Stock awards were valued at fair market value and not discounted to reflect the impact of vesting.

The actual value of stock awards granted to each individual was based on several factors including, but not limited to: (i) the Company’s guidelines (as described above), (ii) the individual’s level of responsibility, (iii) past performance and ability to affect future Company performance, (iv) noteworthy achievements and (v) a fixed budget for awards.  The CEO used these factors to arrive at a recommendation for each of his direct reports.  This recommendation was divided into performance- and time-based awards, such that more of the award was designated as performance-based. The CEO then discussed the rationale for his recommendations with the Committee.  The CEO presented the final recommendations to the Committee for approval.

On June 16, 2017, the Committee determined that the appropriate values of annual equity awards for Dr. Miller and Mr. Maheshwari were $1,056,000 and $735,000, respectively.  At that time, however, the Committee decided to grant equity awards to Dr. Miller and Mr. Maheshwari valued at approximately $850,000 and $600,000, respectively.  The Committee agreed to consider granting the balance of the equity awards at the end of the year subject to a review of Company performance (including total shareholder return and other financial metrics) and individual performance.  The June 2017 awards were split into performance- and time-based restricted stock with a ratio of approximately 51% to 49%, respectively; see discussion regarding Performance-based Restricted Stock Unit Awards below.  The Committee also approved an equity award package to Mr. Kiernan in the amount of approximately $200,000, with a performance-based to time-based ratio of 51% to 49%.

In December 2017, based on Mr. Peeler’s recommendation and a review of Company performance, the Committee elected to forego granting any portion of the balance of the equity awards previously approved for, but not granted to, Dr. Miller and Mr. Maheshwari in June 2017.  As a result, Dr. Miller and Mr. Maheshwari were awarded equity compensation for 2017 in the amounts of approximately $850,000 and $600,000, respectively, and forwent the remaining $206,000 and $135,000 in awards, respectively.

The Committee determined Mr. Peeler’s 2017 equity award in conjunction with an analysis of his total compensation package, a review of market data and his performance during 2017 and a review of the stockholder advisor quantitative pay-for-performance methodology.  The Committee reviewed a tally sheet setting forth the components of compensation for Mr. Peeler, including base salary, annual incentive bonus, prior stock option and restricted stock grants, potential stock option and restricted stock gains, and the dollar value to Mr. Peeler and cost to the Company of all perquisites and other personal benefits.  Based on its review, the Committee concluded that Mr. Peeler’s compensation, in the aggregate, is reasonable and appropriate in light of our desire to retain him, the stated objectives of the Company’s compensation programs and the Company’s financial and operating performance. On June 16, 2017, the Committee approved an equity award to Mr. Peeler valued at approximately $1,642,000, and granted equity valued at approximately $985,000, which was split into performance- and time-based restricted stock with a ratio of 51% to 49%, respectively (see discussion regarding Performance-based Restricted Stock Unit Awards below).  The Committee agreed to consider granting the balance of the award, approximately $657,000, at the end of the year, subject to a review of Company performance (including total shareholder return and other financial metrics) and individual performance.

In December 2017, based on Mr. Peeler’s recommendation and a review of Company performance, the Committee elected to forego granting any portion of the balance of the equity award approved for, but not granted to, Mr. Peeler in June 2017.  As a result, Mr. Peeler’s 2017 equity-based compensation was approximately $985,000, and he forwent the remaining $657,000 in awards.

Mr. Peeler’s performance-based and time-based restricted stock awards carry the same terms as awards granted to the other NEOs, as described below.

During 2017, the Committee granted equity awards to the NEOs specifically as follows:

		Performance-based Restricted Stock			Time-based Restricted Stock
Name	Date of Grant	Amount	Fair Market Value Per Share	Total Value ($)	Amount	Fair Market Value Per Share	Total Value ($)
J. Peeler	06/16/2017	17,300	$29.05	502,565	16,620	$29.05	482,811
W. Miller	06/16/2017	14,930	$29.05	433,717	14,340	$29.05	416,577
S. Maheshwari	06/16/2017	10,540	$29.05	306,187	10,130	$29.05	294,277
J. Kiernan	06/16/2017	3,520	$29.05	102,256	3,380	$29.05	98,189

Performance-based Restricted Stock Unit Awards

A majority of the total long term incentive awards granted in 2017 may be earned subject to the achievement of designated financial performance criteria.  If the applicable performance criteria are not achieved within the designated time, the PRSU awards granted to the NEOs will be completely forfeited.

2017 PRSU Awards

One-half of the PRSUs may be earned based on cumulative revenue (the “Revenue Units”) and one-half of the PRSUs may be earned based on cumulative adjusted EBITDA (the “EBITDA Units”), expressed as a percentage of cumulative revenue for the same period, each based on a target performance period of three years. We use cumulative targets because they encourage our executives to focus on longer-term targets that will serve to benefit shareholders over a period of years, rather than simply focusing on a series of shorter-term results. Up to an additional 50% of Revenue Units (the “Above-Level Revenue Units”) and EBITDA Units may be earned as a result of exceeding the respective targets. We define adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted to exclude share-based compensation expense, one-time charges relating to restructuring initiatives, non-cash asset impairments, certain other non-operating gains and losses, and acquisition-related items such as one-time transaction costs and the stepped-up cost of goods sold associated with the purchase accounting of acquired inventory.

The Revenue Units (other than the Above-Level Revenue Units) will be earned if the cumulative revenue targets established at the beginning of the performance period are met as set forth in the table below:

Revenue Unit Award Target Achieved during…	Percentage of Revenue Units Earned
Q2 2020 to Q1 2021	100%
Q2 2021	90%
Q3 2021	80%
Q4 2021	70%
Q1 2022	60%
Q2 2022	50%
Q3 2022	40%
Q4 2022	30%
After Q4 2022	0%

If the cumulative revenue target is achieved prior to Q2 2020, the Above-Level Revenue Units will be earned, calculated as an additional 12.5% of the Revenue Units for each quarter achieved prior to Q2 2020.  Above-Level Revenue Units will be capped at 50%. Revenue Unit Awards, including Above-Level Revenue Unit awards, will vest on the date on which it is determined that the applicable target has been achieved.

EBITDA Units will be earned if, following the three-year performance period, the Company meets an adjusted EBITDA target, expressed as a percentage of three-year cumulative revenue. The number of EBITDA Units earned will range from 0%-150%. The EBITDA units will vest, if earned, at the time of the filing of the Form 10-Q for the second quarter of 2020.

EBITDA Performance vs. Goal	EBITDA Units Earned
Maximum	150%
Target	100%
Threshold	50%
Below Threshold	0%

Performance against the cumulative revenue target and the cumulative EBITDA target will first be assessed upon the filing of the Form 10-Q for the second quarter of 2020, three years after the grant date. The EBITDA Units earned will be determined at that time with awards ranging from 0% to 150%.

2014 PRSU Awards

On June 12, 2014, the Committee granted PRSUs to the NEOs and other executives that may be earned based on the length of time required to achieve cumulative revenue and EBITA targets (the “Performance Targets”), each applicable to one half of the award. Under the terms of the grant, 100% of the PRSUs would be earned if the Performance Targets were achieved within three years of the grant date.  The number of PRSUs earned would be reduced if the Performance Target is achieved later than three years after the grant date and fully forfeited if the Performance Targets are not achieved within four and one half years from the grant date.

In February 2018, the Committee determined that the cumulative revenue target ($1,359,290,000) was achieved during the fourth quarter of 2017, three and one half years after the grant date. The number of units earned was reduced by 25% in accordance with the terms of the grant. One half of the units earned became vested upon such determination; the remaining half shall vest, subject to the executive’s continued service, one year later.

2016 Critical Priorities PRSU Awards

On June 14, 2016, the Committee granted PRSUs to the NEOs and other executives which were based on achieving specific Critical Priorities directly relating to long-term performance including: (i) reducing costs, (ii) consolidating manufacturing sites, (iii) completing a significant acquisition, (iv) executing plans for success in the MOCVD business, and (v) reducing losses associated with the ALD business.  The balance of the 2016 PRSU award was based on the achievement of three-year cumulative revenue and EBITDA goals. The Critical Priorities PRSU awards were subject to full forfeiture and offered no opportunity for upside.

In July 2017, the Committee determined that the objectives relating to consolidating manufacturing sites and plans for success in the MOCVD business were not fully achieved.  As a result, a portion of the award was forfeited and 82% of the Critical Priorities performance targets were determined to have been achieved.  In accordance with the terms of the grants, the Awards were further reduced by the value of awards earned under the 2016 Management Bonus Plan.  The resulting Critical Priorities PRSUs became vested immediately.

Benefits and Perquisites

The Company provides the benefits and perquisites to its executive officers that it believes are required to remain competitive, with the goal of promoting enhanced employee productivity and loyalty to the Company.  The Committee periodically reviews the levels of benefits and perquisites provided to executive officers.  The NEOs participate in the Company’s 401(k) savings plan and other benefit plans on the same basis as other similarly-situated employees.  The Company provides a 401(k) savings plan under which it provides matching contributions of fifty cents for every dollar an eligible employee contributes, up to 6% of such employee’s eligible compensation, up to a maximum of $8,100.  The plan calls for vesting of Company contributions over the initial five years of a participant’s employment with the Company.  The Company also provides group term life insurance for its employees, including the NEOs.  The amounts of the Company’s 401(k) matching contributions and group term life insurance premiums for the NEOs are included under the caption “All Other Compensation” in the Summary Compensation Table below.  The Company also provides a car allowance for each of the NEOs.  Such amounts are also included under the caption “All Other Compensation” in the Summary Compensation Table.  The Company does not maintain other perquisite programs, such as post-retirement health and welfare benefits or defined or supplemental pension benefits, for its employees.

In addition, the Company reimburses Mr. Peeler’s reasonable housing and related transportation expenses.  On June 12, 2017, the Company amended its employment agreement with Mr. Peeler solely for the purpose of extending the Company’s existing obligation to reimburse Mr. Peeler for his reasonable housing expenses in the Plainview, New York area, and his transportation expenses to/from the Plainview area from/to his home in Maryland through June 12, 2020 (provided that such amounts shall not exceed $75,000 per year). For 2017, the actual expenses associated with Mr. Peeler’s housing and transportation allowance were approximately $42,634 (57% of the maximum).  No tax gross-up is provided to Mr. Peeler in connection with this reimbursement.

In 2009, the Company adopted the Senior Executive Change in Control Policy.  This policy was designed to provide specified executives, including Dr. Miller and Messrs. Maheshwari and Kiernan, with severance benefits in the event that their employment is terminated under qualifying circumstances related to a change in control.  Mr. Peeler is not covered by the Senior Executive Change in Control Policy (see Potential Payments Upon Termination or Change in Control below for an explanation of benefits payable to Mr. Peeler in connection with his termination, including in connection with a change in control).  The Committee recognizes that, as is the case for most publicly held companies, the possibility of a change in control exists, and the Company wishes to ensure that the NEOs are not disincentivized from discharging their duties with respect to a proposed or actual transaction involving a change in control. Accordingly, through the adoption of the Senior Executive Change in Control Policy, the Company has provided additional inducement for such NEOs to remain in the employ of the Company in the event of a proposed change in control.

Summary of Executive Compensation

The Committee acknowledges that the Company’s financial performance has lagged in certain respects, as reflected in the Company’s lower stock price and reduced stockholder value. The use of performance-based compensation has had the intended effect of reducing compensation for our executives, subjecting them to the same diminished value felt by our stockholders.

Nevertheless, the success of our Company hinges upon our ability to effectively compete for talent. Given the environment in which we operate, the Committee believes that our compensation practices are balanced and competitive, and have enabled Veeco to attract and retain the executive talent needed for the successful operation of the Company. The Committee further believes that the total compensation for our NEOs is fair and reasonable, and is consistent with the Company’s executive compensation philosophies.

The impact of the Company’s performance-based compensation strategy includes the following:

•                  Cash bonus awards to the NEOs have been below target in each of 2015, 2016 and 2017.

•                  2017 cash bonus awards reflect an increase over 2016 bonuses based on an approximately eleven-fold increase in profit.

•                  In 2016, Mr. Peeler forfeited 100% of his cash bonus award on a discretionary basis; cash bonuses to the other NEOs were awarded at less than 30% of target, reflecting the Company’s underperformance.

•                  2017 equity awards to the NEOs, including Mr. Peeler, were reduced significantly from 2016, with reductions ranging in value from 30% to 50% (as in the case of Mr. Peeler).

•                  From 2016 to 2017, total compensation for Mr. Peeler, Dr. Miller and Messrs. Maheshwari and Kiernan has decreased by 9%, 11%, 10% and 2%, respectively.

Say-on-Pay

Our Board, the Committee and our management value the opinions of our stockholders. We have determined that our stockholders should vote, and do in fact vote, on a say-on-pay proposal on executive officer compensation each year.  At the 2015, 2016 and 2017 annual meetings of stockholders, approximately 97%, 86% and 76%, respectively, of votes were cast in favor of our say-on-pay proposal.

Compensation Recoupment Policy

In January 2014, the Company adopted a Compensation Recoupment Policy (the “Clawback Policy”) for certain employees, including the NEOs. Under the Clawback Policy, in the event of a financial restatement due to fraud or intentional illegal conduct as determined by the independent members of the Board, a culpable executive officer may be required to reimburse the Company for performance-based cash compensation if the amount of such compensation would have been lower had it been calculated based on such restated financial statements.

Stock Ownership Guidelines: NEO’s and Other Key Employees

In January 2014, the Company established stock ownership guidelines for certain employees, including the NEOs.  Under these guidelines, each covered individual has five years to reach the minimum levels of stock ownership identified by the Stock Ownership Guidelines.

•                  Veeco’s CEO is required to hold Veeco stock with a value equal to at least four times his base salary;

•                  Veeco’s President is required to hold Veeco stock with a value equal to at least three times his base salary;

•                  Executive Vice Presidents are required to hold Veeco stock with a value equal to at least two times their base salaries; and

•                  Other covered executive officers are required to hold Veeco stock with a value equal to at least their base salaries.

Under the guidelines, covered employees are required to hold 50% of the net after tax shares realized upon vesting or exercise until the stock ownership guidelines are met.  Participants must maintain compliance once the guidelines have been met, except for the effect of a decrease in stock price in which case they will be required to retain at least 50% of shares acquired upon vesting or exercise until the stock ownership guidelines are again achieved.  All of the covered individuals were either in compliance with our Stock Ownership Guidelines or have a period of time remaining to meet the required ownership level.

Anti-Hedging/Anti-Pledging Policy

The Company has adopted an insider trading policy which incorporates anti-hedging and anti-pledging provisions. Consequently, no employee, executive officer or director may enter into a hedge or pledge of the Company’s common stock.

Financial and Tax Considerations

In designing our compensation programs, the Compensation Committee takes into account the financial impact and tax effects that each element of compensation will or may have on the Company and the executives.

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limited Veeco’s tax deduction to $1 million per year for compensation paid to certain executive officers, unless the compensation qualified as “performance-based” under Section 162(m).

Under the TCJA, the “performance-based” exception under Section 162(m) is repealed and the $1 million deduction limit generally applies to anyone serving as our chief executive officer or our chief financial officer at any time during a taxable year and our top three other highest compensated executive officers serving at fiscal year-end.  These changes generally apply to taxable years beginning after December 31, 2017, but generally do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017, that is not modified in any material respect after that date.

The Compensation Committee will continue to monitor developments under the TCJA and will continue to consider steps that might be in our best interests to comply with Section 162(m), including the impact from the TJCA.  The Compensation Committee’s present intention is to structure executive compensation so that it will be predominantly deductible, while maintaining flexibility to take actions which it deems to be in the best interest of Veeco and its stockholders, even if these actions may result in Veeco paying certain items of compensation that may not be fully deductible.

Conclusion

Attracting and retaining talented and motivated management and key employees is essential to creating long-term stockholder value.  Offering a competitive, performance-based compensation program with a substantial equity component helps to achieve this objective by aligning the interests of the executive officers and other key employees with those of our stockholders.  We believe that Veeco’s 2017 compensation program met these objectives and that the Company’s 2018 compensation program is appropriate in light of the challenges facing the Company and its employees.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2017.  Based on the review and the discussions, the Committee recommended to the Board of Directors (and the Board approved), that the Compensation Discussion and Analysis be included in Veeco’s proxy statement for its 2018 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Richard A. D’Amore

Gordon Hunter (Chairman)

Thomas St. Dennis

Summary Compensation Table

The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid for the fiscal year ended December 31, 2017 to (a) the principal executive officer of Veeco, (b) the principal financial officer of Veeco, and (c) each of the next most highly compensated executive officers (as defined in Rule 3b-7 under the Exchange Act) of Veeco serving at the end of the year, of which there were two as of December 31, 2017 (the “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
John R. Peeler	2017	700,000	—	985,376	—	645,208	72,298	2,402,882
Chairman and CEO	2016	700,000	—	1,962,487	—	—	81,364	2,743,851
	2015	700,000	—	1,324,428	—	576,539	79,263	2,680,230

William J. Miller,	2017	470,231	—	850,294	—	407,048	17,310	1,744,883
Ph.D., President	2016	459,039	—	1,401,980	—	115,000	17,160	1,993,179
	2015	429,616	—	789,768	—	249,229	16,890	1,485,503

Shubham Maheshwari	2017	439,500	—	600,464	—	304,341	17,310	1,361,615
EVP and CFO	2016	427,308	—	999,719	—	94,600	17,160	1,538,787
	2015	414,615	—	738,684	—	244,835	191,256	1,589,390

John P. Kiernan,	2017	300,000	—	200,445	—	133,965	18,922	653,332
SVP, Finance, CAO and Treasurer	2016	300,000	—	284,423	—	41,250	17,592	643,265
	2015	298,328	—	209,038	—	103,676	29,212	640,254

(1)         Reflects awards of restricted stock.  In accordance with SEC rules, the amounts shown above reflect the grant date fair value of the stock awards.  The amounts shown relate to the following stock awards:

Restricted Stock Awards

Grant Date	Grant Date Fair Value	Name	Number of Shares(a)
06/12/2015(b)	$31.34	J. Peeler	42,260
06/12/2015		W. Miller	25,200
06/12/2015		S. Maheshwari	23,570
06/12/2015		J. Kiernan	6,670
01/04/2016(c)	$20.56	W. Miller	12,159
06/14/2016(d)	$16.79	J. Peeler	96,040
06/14/2016		W. Miller	56,700
06/14/2016		S. Maheshwari	50,610
06/14/2016		J. Kiernan	16,940
12/14/2016(e)	$29.15	J. Peeler	12,006
12/14/2016		W. Miller	6,861
12/14/2016		S. Maheshwari	5,145
06/16/2017(f)	$29.05	J. Peeler	33,920
06/16/2017		W. Miller	29,270
06/16/2017		S. Maheshwari	20,670
06/16/2017		J. Kiernan	6,900

(a)         Includes both performance-based and time-based restricted stock awards, as described below.

(b)         Certain of the restricted stock awards granted on June 12, 2015 to Messrs. Peeler, Maheshwari and Kiernan and to Dr. Miller are subject to the achievement of designated performance criteria.  Such performance-based shares are in the following amounts: for Mr.

Peeler, 26,620 shares; for Mr. Maheshwari, 12,020 shares; for Mr. Kiernan, 3,400 shares; and for Dr. Miller, 12,850 shares.

(c)          Reflects a time-based restricted stock award in connection with Dr. Miller’s promotion to President, which will vest upon the third anniversary of the grant date subject to Dr. Miller’s continued employment with the Company.

(d)         Certain of the restricted stock awards granted on June 14, 2016 to Messrs. Peeler, Maheshwari and Kiernan and to Dr. Miller are subject to the achievement of designated performance criteria.  Such performance-based shares are in the following amounts: for Mr. Peeler, 60,110 shares; for Mr. Maheshwari, 30,570 shares; for Mr. Kiernan, 10,720 shares; and for Dr. Miller, 35,280 shares.  In July 2017 it was determined that certain of the performance criteria for these awards had been achieved, resulting in share vestings in the following amounts: for Mr. Peeler, 18,623 shares; for Mr. Maheshwari, 4,566 shares; for Mr. Kiernan, 1,996 shares; and for Dr. Miller, 6,515 shares.

(e)          Certain of the restricted stock awards granted on December 14, 2016 to Messrs. Peeler and Maheshwari and to Dr. Miller are subject to the achievement of designated performance criteria.  Such performance-based shares are in the following amounts: for Mr. Peeler, 6,123 shares; for Mr. Maheshwari, 2,624 shares; and for Dr. Miller, 3,499 shares.

(f)           Certain of the restricted stock awards granted on June 16, 2017 to Messrs. Peeler, Maheshwari and Kiernan and to Dr. Miller are subject to the achievement of designated performance criteria.  Such performance-based shares are in the following amounts: for Mr. Peeler, 17,300 shares; for Mr. Maheshwari, 10,540 shares; for Mr. Kiernan, 3,520 shares; and for Dr. Miller, 14,930 shares.

(2)         Reflects cash bonuses paid under the Company’s Management Bonus Plan. Bonuses listed for a particular year represent amounts earned with respect to such year even though all or part of such amounts may have been paid during the following year.

(3)         All Other Compensation for 2017 consists of car allowances, 401(k) matching contributions, premiums for group term life insurance, and relocation\housing allowances (for which tax gross ups are not provided).

Name	Car Allowance ($)	401(k) Matching Contribution ($)	Premium for Group Term Life Insurance ($)	Relocation \ Housing Allowance ($)		Total Other Compensation ($)
J. Peeler	18,000	8,100	3,564	42,634	(a)	72,298
W. Miller	8,400	8,100	810			17,310
S. Maheshwari	8,400	8,100	810			17,310
J. Kiernan	8,400	8,100	2,322			18,922	(b)

(a)         For Mr. Peeler, the Relocation\Housing Allowance includes amounts paid for housing, commuting and utilities.

(b)         For Mr. Kiernan, the amount includes a $100 Wellness Incentive payment made under the Company’s health benefit plans.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants to each NEO during 2017 of shares of restricted stock and restricted stock units made under the Company’s 2010 Stock Incentive Plan (as amended, the “2010 Plan”).  In 2017, no stock options were awarded to the NEOs.  The restricted stock awards made to the NEOs in 2017 are also included in the Stock Awards column of the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Market Price on Date of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#) (2)	Options (#)	Awards ($/Sh)	Grant ($/Sh)	Awards ($)
J. Peeler	06/16/2017				33,920				985,376
W. Miller	06/16/2017				29,270				850,294
S. Maheshwari	06/16/2017				20,670				600,464
J. Kiernan	06/16/2017				6,900				200,445

(1)         The Company made bonus awards under its 2017 Plan for performance in 2017.  These bonuses, which were earned during 2017 and paid in 2018, are reflected in the Summary Compensation Table under the column entitled Non-Equity Incentive Plan Compensation.  Aside from these awards, the Company did not grant long-term cash or other non-equity incentive plan awards in 2017.

(2)  Includes both performance-based and time-based restricted stock awards.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain information as of December 31, 2017, concerning unexercised options and stock awards including those that had been granted but not yet vested as of such date for each of the NEOs.  The value of stock awards shown below is based upon the fair market value of the Company’s common stock on December 31, 2017, which is assumed to be the closing price on December 29, 2017, the last trading day in 2017, which was $14.85 per share.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J. Peeler	84,400		34.13	06/10/2020	165,878	2,463,288
	31,700		51.70	06/08/2021
	80,000		33.00	05/24/2022
	60,330		30.47	12/12/2023
	26,180		32.67	06/11/2021

W. Miller	41,000		34.13	06/10/2020	116,386	1,728,332
	12,900		51.70	06/08/2021
	35,000		33.00	05/24/2022
	16,000		30.47	12/12/2023
	12,410		32.67	06/11/2021

S. Maheshwari	54,000		33.32	06/01/2024	89,797	1,333,485

J. Kiernan	11,734		34.13	06/10/2020	27,160	403,326
	7,000		51.70	06/08/2021
	18,500		33.00	05/24/2022
	8,000		30.47	12/12/2023
	4,620		32.67	06/11/2021

(1)         The restricted stock awards which were not vested as of December 31, 2017 are scheduled to vest as follows:

(a)         The June 2, 2014 restricted stock award to Mr. Maheshwari is scheduled to vest one third per year on each of the second, third and fourth anniversaries of the grant date.

(b)         Of the June 12, 2014 restricted stock awards to Messrs. Peeler, Miller and Kiernan, certain of these shares are scheduled to vest one third per year on each of the second, third and fourth anniversaries of the grant date, specifically as follows:  for Mr. Peeler, 7,070 shares; for Mr. Kiernan, 1,240 shares; for Dr. Miller, 3,350 shares.  The remaining shares were granted in the form of performance restricted stock awards, and are subject to the achievement of designated performance criteria (which was partially achieved as described in footnote (1) to the Summary Compensation Table above).

(c)          Of the June 12, 2015 restricted stock awards to all NEOs, certain of these shares are scheduled to vest one third per year on each of the second, third and fourth anniversaries of the grant date, specifically as follows:  for Mr. Peeler, 15,640 shares; for Dr. Miller, 12,350 shares; for Mr. Maheshwari, 11,550 shares; and for Mr. Kiernan, 3,270 shares.  The remaining shares were granted in the form of performance restricted stock awards, and are subject to the achievement of designated performance criteria.

(d)         The January 4, 2016 restricted stock award to Dr. Miller is scheduled to vest upon the third anniversary of the grant date.

(e)          Of the June 14, 2016 restricted stock awards to all NEOs, certain of these shares are scheduled to vest one quarter per year on each of the first, second, third and fourth anniversaries of the grant date, specifically as follows:  for Mr. Peeler, 35,930 shares; for Dr. Miller, 21,420 shares; for Mr. Maheshwari, 20,040 shares; and for Mr. Kiernan, 6,220 shares.  The remaining shares were granted in the form of performance restricted stock awards, and are subject to the achievement of designated performance criteria (which was partially achieved as described in footnote (1) to the Summary Compensation Table above).

(f)           Of the December 14, 2016 restricted stock awards to Messrs. Peeler, Miller and Maheshwari, certain of these shares are scheduled to vest one quarter per year on each of the first,

second, third and fourth anniversaries of the grant date, specifically as follows:  for Mr. Peeler, 5,883 shares; for Dr. Miller, 3,362 shares; and for Mr. Maheshwari, 2,521 shares.  The remaining shares were granted in the form of performance restricted stock awards, and are subject to the achievement of designated performance criteria.

(g)          Of the June 16, 2017 restricted stock awards to all NEOs, certain of these shares are scheduled to vest one quarter per year on each of the first, second, third and fourth anniversaries of the grant date, specifically as follows:  for Mr. Peeler, 16,620 shares; for Dr. Miller, 14,340 shares; for Mr. Maheshwari, 10,130 shares; and for Mr. Kiernan, 3,380 shares.  The remaining shares were granted in the form of performance restricted stock awards, and are subject to the achievement of designated performance criteria.

In all cases, except as otherwise specified, vesting of stock options and restricted stock is subject to the recipient’s continued employment.  The grant dates for the awards shown above which were not vested as of December 31, 2017 are as follows:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Number of Shares That Have Not Vested (#) (1)	Restricted Stock Grant Date
J. Peeler				20,027	06/12/2014
				37,047	06/12/2015
				64,348	06/14/2016
				10,536	12/14/2016
				33,920	06/16/2017

W. Miller				9,487	06/12/2014
				21,084	06/12/2015
				12,159	01/04/2016
				38,365	06/14/2016
				6,021	12/14/2016
				29,270	06/16/2017

S. Maheshwari				9,001	06/02/2014
				19,721	06/12/2015
				35,890	06/14/2016
				4,515	12/14/2016
				20,670	06/16/2017

J. Kiernan				3,534	06/12/2014
				5,581	06/12/2015
				11,145	06/14/2016
				6,900	06/16/2017

(1) Includes both performance-based and time-based restricted stock awards.

Options Exercises and Stock Vested During 2017

The following table sets forth certain information concerning the exercise of stock options and the vesting of shares of restricted stock during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
J. Peeler	—	—	50,582	1,248,065
W. Miller	—	—	29,577	679,379
S. Maheshwari	—	—	23,055	690,343
J. Kiernan	—	—	12,804	254,654

(1)         Includes the following shares of stock surrendered to the Company and/or sold to satisfy tax withholding obligations due upon the exercise of options and/or the vesting of restricted stock:

Name	Number of Shares Withheld and/or Sold for Tax Withholding (#)
J. Peeler	26,089
W. Miller	15,256
S. Maheshwari	10,860
J. Kiernan	4,730

Equity Compensation Plan Information

The following table sets forth information regarding our common stock that may be issued under our equity compensation plans as of December 31, 2017.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,944,506	$34.97	4,103,687
Equity compensation plans not approved by security holders	147,921	$37.70	—
Total	2,092,427		4,103,687

(1)         The calculation of the weighted average exercise price includes only stock options and does not include the outstanding restricted stock units which do not have an exercise price.

The Company maintains the 2010 Plan to provide for equity awards to employees, directors and consultants.  In the past, the Company had maintained certain other stock option plans, including plans not approved by the Company’s security holders.  No awards are available for future grant under such plans, although past awards under these plans may still be outstanding.  A brief description of the plans follows.

Plans Approved by Security Holders

The 2010 Plan was approved by the Board of Directors and by the Company’s stockholders in May 2010.  The 2010 Plan, as subsequently amended with Board and stockholder approval in 2016, provides for the issuance of up to 10,550,000 shares of common stock pursuant to stock options, restricted stock, restricted stock units, stock appreciation rights, and dividend equivalent rights (collectively, the “awards”).  As of December 31, 2017, 1,391,633 option shares, 1,206,072 restricted stock awards, 139,967 restricted stock units, and 412,906 performance share units were outstanding under the 2010 Plan.  The term of any award granted under the 2010 Plan shall be the term stated in the award agreement, provided, however, that the term of awards may not be longer than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award and any deferral program the administrator of the 2010 Plan may establish in its discretion.

During 2016, the Company’s Board of Directors approved the 2016 Employee Stock Purchase Plan (the “ESPP Plan”). The Company is authorized to issue up to 750,000 shares under the 2016 ESPP Plan. Under the ESPP Plan, substantially all employees in the U.S. may purchase the Company’s common stock through payroll deductions at a price equal to 85 percent of the lower of the fair market value of the Company’s common stock at the beginning or end of each six-month Offer Period, as defined in the ESPP Plan, and subject to certain limits. The ESPP Plan was approved by the Company’s shareholders. The Company issued 163,473 shares in 2017 under the ESPP Plan.

Plans Not Approved by Security Holders

In connection with the Company’s acquisition of Synos Technology, Inc. on October 1, 2013, the Board of Directors granted equity awards to 52 former Synos employees. The equity awards were granted under the Company’s 2013 Inducement Stock Incentive Plan, which the Board of Directors adopted to facilitate the granting of equity awards as an inducement to these employees to commence employment with Veeco.  The Company issued 124,500 stock option shares and 87,000 RSUs under this plan. Stock options under this plan vest over a three year period and have a 10-year term, and RSUs under this plan vest over a two or four year period. At December 31, 2013, the Inducement Plan was merged into the 2010 Plan and is considered an inactive plan with no further shares available for grant. At December 31, 2017, there were 2,000 option shares and no RSUs outstanding under the Inducement Plan.

In connection with the Company’s acquisition of Ultratech, Inc. in 2017, the Company assumed certain restricted stock units (the “Assumed RSUs”) available and outstanding under the Ultratech, Inc. 1993 Stock Option/Stock Issuance Plan, as amended (the “Ultratech Plan”). The Assumed RSUs remain subject to the terms set forth in the award agreement governing the award and the Ultratech Plan, except that (i) the Assumed RSUs relate to shares of Veeco common stock and (ii) the number of restricted stock units was adjusted pursuant to the Agreement and Plan of Merger dated February 2, 2017 to reflect the difference in the value of a share of Veeco common stock and a share of Ultratech common stock prior to the closing. The Assumed RSUs were converted into 338,144 restricted stock units of Veeco, and generally vest over 50 months. After the closing of the acquisition of Ultratech and notwithstanding any other provisions of the Ultratech Plan, no further grants will be made under the Ultratech Plan, and the Company is solely maintaining the Ultratech Plan with respect to the Assumed RSUs. At December 31, 2017, there were 145,921 RSUs outstanding under the Ultratech Plan.

Potential Payments Upon Termination or Change in Control

The Company has entered into an employment or letter agreement with each of the NEOs.  These agreements provide for the payment of severance and certain other benefits to the executive in the event: (i) the executive’s employment is terminated by Veeco without “cause”; (ii) the executive resigns for “good reason”; or (iii) in the case of Mr. Peeler, in the event of death or disability.  “Cause” is defined in the employment and letter agreements as specified serious misconduct, and “good reason” is defined as (a) a salary reduction, other than pursuant to a management-wide salary reduction program, (b) in the case of Messrs. Peeler and Maheshwari, a significant reduction in total benefits available (other than a reduction affecting employees generally); and (c) in the case of Mr. Peeler, an involuntary relocation of his primary place of work by more than 50 miles from its then current location, an involuntary diminution in position, title, responsibilities, authority or reporting responsibilities, or involuntarily ceasing to be a member of the Board.  The nature and extent of the benefits payable vary from executive to executive.  The specific benefits payable to each individual under these agreements are described below.  Payment of these severance and other benefits is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the period in which the executive is entitled to severance payments, as described below.  If the termination is for “cause” or by the executive without “good reason,” the severance obligations do not apply.  These agreements contain provisions intended to ensure that payments under the agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended.  Such provisions may have the effect of delaying or accelerating certain payments under the agreements.  The description of the employment agreements and letter agreements contained herein is a summary only.  Reference is made to the full text of these agreements which have been filed previously with the SEC.

Peeler Agreement.  The Company has entered into an employment agreement with Mr. Peeler dated July 1, 2007 and amendments thereto dated June 12, 2008, December 31, 2008, June 11, 2010, April 25, 2012, July 24, 2013, June 12, 2014 and June 12, 2017.  Under the agreement, in the event of a specified termination as described above, Mr. Peeler will be entitled to severance in an amount equal to 36 months of base salary and he will be entitled to a payment equal to his target bonus for the year of termination, pro-rated for the period of his service during such year.  In addition, upon any such termination: (i) Mr. Peeler will have 36 months (or until the end of the original term of the options, if earlier) to exercise options to purchase common stock of Veeco which are or become vested and are held by Mr. Peeler at the time of such termination; (ii) the vesting of any options held by Mr. Peeler at the time of such termination will be accelerated; and (iii) the vesting of any shares of restricted stock or restricted stock units held by Mr. Peeler at the time of such termination will be accelerated and restrictions with regard thereto shall lapse.  In addition, if Mr. Peeler elects to continue healthcare coverage under COBRA, his contributions will be at the same Company-subsidized rates which Mr. Peeler would have paid had his employment not been terminated.

Miller Agreement.  The Company has entered into a letter agreement with Dr. Miller dated January 30, 2012, and an amendment thereto dated December 22, 2015.  Under the agreement, in the event of a specified termination as described above, Dr. Miller will be entitled to severance in an amount equal to 12 months of base salary.  In addition, upon any such termination: (i) Dr. Miller will have 12 months (or until the end of the original term of the options, if earlier) to exercise vested options to purchase common stock of Veeco which are held by Dr. Miller at the time of such termination; and (ii) if Dr. Miller elects to continue healthcare coverage under COBRA, his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Dr. Miller would have paid had his employment not been terminated.

Maheshwari Agreement.  The Company has entered into a letter agreement with Mr. Maheshwari dated April 8, 2014.  Under the agreement, in the event of a specified termination as described above, Mr. Maheshwari will be entitled to severance in an amount equal to 12 months of base salary.  In addition, upon any such termination, if Mr. Maheshwari elects to continue healthcare coverage under COBRA, his contributions during the period in which he is receiving severance under the agreement will be at the same Company-subsidized rates which Mr. Maheshwari would have paid had his employment not been terminated.

Kiernan Agreement.  The Company has entered into a letter agreement with Mr. Kiernan dated January 21, 2004, and amendments thereto dated June 9, 2006, December 29, 2008 and June 19, 2009.  Under the agreement, in the event of a specified termination as described above, Mr. Kiernan will be entitled to severance in an amount equal to 18 months of base salary.  In addition, upon any such termination, Mr. Kiernan will have 12 months to exercise stock options held by him at such time (or until the end of the original term of the options, if earlier) and the vesting of any shares of restricted stock or restricted stock units held by Mr. Kiernan at such time will be accelerated and all restrictions with regard thereto shall lapse.  If such termination occurs within 12 months of a change of control, the vesting of any options which are held by Mr. Kiernan at the time of such termination will be accelerated.

Change in Control Policy.  Veeco adopted a Senior Executive Change in Control Policy (the “Policy”) in 2008, which was amended and restated as of January 1, 2014.  The Policy provides certain severance and other benefits to designated senior executives in the event of a change in control of Veeco.  The Policy was implemented to ensure that the executives to whom the Policy applies remain available to discharge their duties in light of a proposed or actual transaction involving a change in control that, if consummated, might result in a loss of such executive’s position with the Company or the surviving entity.  The Policy was not adopted or amended with any particular change in control in mind.  The Policy applies to designated senior executives of Veeco (“Eligible Employees”), including Dr. Miller and Messrs. Maheshwari and Kiernan.  The Policy does not apply to Mr. Peeler.  Benefits under the Policy are intended to supplement, but not duplicate, benefits to which the covered executive may be entitled under the employment and letter agreements described above.  The description of the Policy herein is a summary only.  Reference is made to the full text of the Policy which has been filed previously with the SEC.  The principal terms of the Policy are:

(a)                           Upon the consummation of a Change in Control (as defined in the Policy), any outstanding stock options then held by the Eligible Employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options.

(b)                           If an Eligible Employee’s employment shall be terminated by the Company without Cause (as defined in the Policy), or by the Eligible Employee for Good Reason (as defined in the Policy), during the period commencing three months prior to, and ending 18 months following, a Change in Control:

(i)        The Company shall pay to the Eligible Employee in a lump sum an amount equal to the sum of (A) his or her then current annual base salary and (B) the target bonus payable to the Eligible Employee pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year ending immediately prior to the date of termination, multiplied by 1.5;

(ii)       The vesting of equity awards granted after January 1, 2014 will be accelerated and any outstanding stock options then held by the employee shall remain exercisable until the earlier of (x) 12 months following the date of termination of the employee’s employment and (y) the expiration of the original term of such options;

(iii)      The Company shall continue to provide the Eligible Employee with all health and welfare benefits which he or she was participating in or receiving as of the date of termination until the 18-month anniversary of the date of termination; and

(iv)      The Company shall pay to the Eligible Employee a pro-rated amount of the Eligible Employee’s bonus for the fiscal year in which the date of termination occurs.

Payment of the benefits described above is conditioned on the executive’s release of claims against the Company and on non-competition and non-solicitation provisions applicable during the 18-month period following termination of executive’s employment.

Potential Payments Upon Termination or Change in Control.  The following table shows the estimated, incremental amounts that would have been payable to the NEOs upon the occurrence of the indicated event, had the applicable event occurred on December 31, 2017.  These amounts would be incremental to the compensation and benefit entitlements described above that are not contingent upon a termination or change in control.  The amounts attributable to the accelerated vesting of stock options, restricted shares and restricted stock units are based upon the fair market value of the Company’s common stock on December 31, 2017, which is assumed to be the closing price on December 29, 2017, the last trading day in 2017, which was $14.85 per share.  The actual compensation and benefits the executive would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of the Company’s common stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

			Stock Options
Name	Event	Salary & Other Continuing Payments ($) (1)	Accelerated Vesting of Stock Options ($)	Extension of Post- Termination Exercise Period ($) (2)	Accelerated Vesting of Stock Awards ($) (3)	Total ($)
J. Peeler	Termination without Cause or resignation for Good Reason or upon Death or Disability (4)	2,577,386	0	0	2,463,288	5,040,675
W. Miller	Termination without Cause or resignation for Good Reason	494,552	0	0	0	494,552
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,679,552	0	0	1,728,332	3,407,884
S. Maheshwari	Termination without Cause or resignation for Good Reason or upon Death or Disability	700,503	0	0	0	700,503
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	1,409,303	0	0	1,333,485	2,742,788
J. Kiernan	Termination without Cause or resignation for Good Reason	474,963	0	0	403,326	878,289
	Termination without Cause or resignation for Good Reason following a Change of Control (5)	774,963	0	0	403,326	1,178,289

(1)         Reflects salary continuation benefits and, where provided under the applicable employment agreement or the Policy, pro-rated bonus and COBRA subsidy.  Pro-rated bonus amounts assume 6 months of bonus at 100% of target performance.

(2)         Reflects the increase in value of the spread, or in-the-money value, as of the end of the extended exercise period provided under the applicable agreement, as compared to the value of the spread at December 31, 2017, of options to purchase Veeco common stock which were vested as of, or which would vest upon the occurrence of, the specified event, where provided under the applicable employment agreement or the Policy, and assuming that the price of Veeco common stock appreciates at a rate of 5% per annum (without compounding) from the closing price on December 29, 2017, which was $14.85 per share.  Does not include the value of out-of-the-money options.  Please refer to the Outstanding Equity Awards at Fiscal Year End table above for a listing of vested and unvested stock options held by the NEO as of December 31, 2017.

(3)         Reflects the value, as of December 31, 2017, of unvested stock awards (restricted stock and restricted stock units) which would vest upon the specified event where provided under the applicable employment agreement or the Policy.  Assumes performance at 100% of target for any performance-based awards.  Please refer to the Outstanding Equity Awards at Fiscal Year End table above for a listing of unvested stock awards held by the NEO as of December 31, 2017.

(4)         The agreement for Mr. Peeler does not distinguish between Change of Control and non-Change of Control scenarios.

(5)         As used in the Policy, “Change in Control” is defined to mean the case where:

(i)                                     any person or group acquires more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii)                                  any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)                               a majority of the members of Veeco’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of Veeco’s Board prior to the date of the appointment or election; or

(iv)                              any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) substantially all of the assets of the Company immediately prior to such acquisition or acquisitions.  However, no Change in Control shall be deemed to occur under this subsection (iv) as a result of a transfer to:

(A)                               A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)                               An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)                               A person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)                               An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) above.

For equity awards granted after January 1, 2014, assumes termination occurs during the period commencing three months prior to, and ending 18 months following, the Change in Control.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our employees and the total annual compensation of Mr. Peeler, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•                  the median of the total annual compensation of all employees (other than the CEO) was $108,356.  For the purposes of calculating our CEO pay ratio, using the methodology described below, the total annual compensation of the median employee for 2017 was $141,390; and

•                  the total annual compensation of our CEO, as reported in the Summary Compensation Table above, was $2,402,882.

Based on this information, for 2017 the ratio of the total annual compensation of Mr. Peeler, our CEO, to the median of the total annual compensation of all employees was 17.0 to 1.

The methodology and the material assumptions, adjustments, and estimates that we used to identify the median of the total annual compensation of all our employees, as well as to determine the total annual compensation of the “median employee,” were as follows:

1.              We determined that as of October 1, 2017, our employee population consisted of approximately 1,031 individuals working at Veeco and its subsidiaries, with 70% of these individuals located in the United States.

2.              Our employee population, after taking into consideration the adjustments permitted by SEC rules (as described below), consisted of approximately 726 individuals.

a)             Of these 726 employees, 556 are located in the United States and 719 are full-time (or full-time equivalent) employees, with the remainder employed on a part-time (less than 30 hours per week) basis.

b)             We excluded 305 employees of Ultratech, Inc., which we acquired in a transaction that closed on May 26, 2017.

3.              To identify the “median employee” from our employee population, we considered the annual base salary paid to our employees as of October 1, 2017, as reflected in our payroll records, together with the target amounts of any bonuses for 2017 and the grant date fair market value of equity awards granted in 2017 to arrive at a consistently applied compensation measure. In making this determination, we annualized the compensation of all permanent employees included in the sample who were hired in 2017 but did not work for us or our subsidiaries for the entire fiscal year.

4.              Using this methodology, we determined that the “median employee” was a full-time, salaried employee located in our Somerset, New Jersey office, with aggregate salary for the year ending December 31, 2017 and target bonus for 2017 in the aggregate amount of $108,356.

5.              With respect to the total annual compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes relocation assistance benefits that were provided to the “median employee”, resulting in total annual compensation of $141,390.

6.              With respect to the total annual compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report on Form 10-K for the year ended December 31, 2017.

AUDIT MATTERS

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight of the Company’s auditing, accounting, financial reporting process, its system of internal controls, and legal and ethical compliance on behalf of the Board of Directors.  The Audit Committee operates under a charter adopted by the Board, a copy of which is available on Veeco’s website (www.veeco.com).  Management has primary responsibility for the financial statements and the reporting process including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the quarterly financial statements for 2017 with management, including the specific disclosures in the section entitled “Management Discussion and Analysis of Financial Condition and Results of Operations.”  The review with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment as to the quality, and not just the acceptability, of the Company’s accounting principles and any such other matters as are required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 (“AS 1301”), Communications with Audit Committees, and PCAOB Auditing Standard No. 2201, An Audit of Internal Control Over Financial Reporting That is Integrated With an Audit of Financial Statements.  In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee, and (ii) the matters required to be discussed by AS 1301.  The Audit Committee, having considered the compatibility of non-audit services with the auditors’ independence, satisfied itself as to the independence of the independent registered public accounting firm.

During 2017, management evaluated the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process.  In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.  At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee also reviewed the report of management contained in the Company’s 2017 Annual Report on Form 10-K, as well as the Reports of Independent Registered Public Accounting Firm (included in the 2017 Annual Report on Form 10-K).  These reports relate to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal controls over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and managements’ preparations for the evaluations in 2018.

The Audit Committee discussed the overall scope and plans for their respective audits with the Company’s internal auditors and independent registered public accounting firm.  The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Audit Committee held five meetings during 2017.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the 2017 Annual Report on Form 10-K for filing with the SEC.  The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent registered public accounting firm.

Kathleen A. Bayless

Keith D. Jackson

Peter J. Simone (Chairman)

Independent Auditor Fees and Other Matters

Based on the recommendation of the Audit Committee, the Board of Directors has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, to examine the financial statements of Veeco for the year ending December 31, 2018.

The table below sets forth the aggregate amount of fees (including out of pocket expenses) billed for professional services rendered by KPMG to the Company and its subsidiaries for the calendar years 2016 and 2017.

	For the Year Ended December 31, 2017 (in thousands)	For the Year Ended December 31, 2016 (in thousands)
Audit Fees(1)	$2,798	$1,394
Audit-related Fees	38	0
Tax Fees(2)	476	152
Total	$3,312	$1,546

(1)         Reflects charges for the audits of annual financial statements and internal control over financial reporting, review of quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees for 2017 include fees for services provided in connection with the issuance of Veeco’s Convertible Senior Notes, as well as registration statements issued in connection with the acquisition of Ultratech, Inc.

(2)         Reflects the aggregate fees billed for professional services rendered for worldwide tax compliance, tax advice and tax planning.

The Audit Committee considered and determined that the provision of the services provided by KPMG as set forth herein did not compromise, and is compatible with maintaining, KPMG’s independence.

The Audit Committee annually evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current accounting firm or consider other audit firms.  Factors considered by the Audit Committee in deciding whether to retain KPMG include:  (i) KPMG’s global capabilities to handle the breadth and complexity of the Company’s global operations; (ii) KPMG’s technical expertise and knowledge of the Company’s industry and global operations; (iii) the quality and candor of KPMG’s communications with the Audit Committee and management; (iv) KPMG’s independence; (v) the quality and efficiency of the services provided by KPMG, including input from management on KPMG’s performance and how effectively

KPMG demonstrated its independent judgment, objectivity and professional skepticism; and (vi) the appropriateness of KPMG’s fees.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.  The services include audit services, audit-related services, and tax services and may include, to a very limited extent, specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman will report any decisions to the Audit Committee at its next scheduled meeting.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, pre-approve particular services on a case-by-case basis.

All of the KPMG fees for 2017 were pre-approved by the Audit Committee.

Certain Relationships and Related Transactions

The Company’s Audit Committee charter provides that the Audit Committee, or one or more of its members, has the authority and responsibility to review and, if appropriate, approve all proposed related party transactions.  For purposes of the Audit Committee’s review, a “related party transaction” is a transaction, arrangement or relationship between the Company and any Related Party (defined below) where the aggregate amount will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Exchange Act).  A “Related Party” is: (i) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (ii) any immediate family member of a director, nominee for director or executive officer of the Company; (iii) any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to the Company as a beneficial owner of more than five percent of the Company’s voting common stock (a “significant stockholder”); and (iv) any immediate family member of a significant stockholder.

When reviewing a related party transaction, the Audit Committee will take into consideration all of the relevant facts and circumstances available to it, including (if applicable) but not limited to:

•                  the material terms and conditions of the transaction or transactions;

•                  the Related Party’s relationship to the Company;

•                  the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction;

•                  the approximate dollar value of the transaction;

•                  the availability from other sources of comparable products or services; and

•                  an assessment of whether the transaction is on terms that are comparable to the terms available to the Company from an unrelated third party.

During 2017, the Company did not engage in any related party transactions.

VOTING PROPOSALS

PROPOSAL 1:  ELECTION OF DIRECTORS

Veeco’s Certificate of Incorporation provides for a Board of Directors elected by the stockholders which is divided into three classes of Directors serving staggered terms.  The Board of Directors is currently comprised of seven members.  The Class III Directors are up for re-election in 2018.

Based on the recommendation of the Governance Committee, the Board of Directors has nominated the following Directors for election to the classes noted below:

Name	Nominated for Election to:	For a Term Expiring at the Annual Meeting of Stockholders in:
Richard A. D’Amore	Class III	2021
Keith D. Jackson	Class III	2021

The following Directors will continue in their current positions for the term specified:

Name	Continuing in:	Term Expires at the Annual Meeting of Stockholders in:

John R. Peeler	Class I	2019
Thomas St. Dennis	Class I	2019
Kathleen A. Bayless	Class II	2020
Gordon Hunter	Class II	2020
Peter J. Simone	Class II	2020

The Company does not anticipate that the nominees for Director will be unable to serve, but, if such a situation should arise, it is the intention of the persons named in the accompanying proxy to vote for the election of such other person or persons to fill the vacancy created thereby as the remaining members of the Board of Directors may recommend.

The Board of Directors recommends a vote “FOR” the approval of the Director nominees named above.

Members of the Board

The Directors of Veeco, including their ages, the year they joined the Board, and their committee memberships as of March 12, 2018, are as follows:

		Director		Committee Membership
Name	Age	since	Independent (1)	AC	CC	GC	SPC
Kathleen A. Bayless	61	2016	Yes	M/FE
Richard A. D’Amore	64	1990	Yes (Lead Independent Director)		M		M
Gordon Hunter	66	2010	Yes		C	M	M
Keith D. Jackson	62	2012	Yes	M/FE		C
John R. Peeler	63	2007	No				C
Peter J. Simone	70	2004	Yes	C/FE		M	M
Thomas St. Dennis	64	2016	Yes		M		M

(1)   Independence determined based on NASDAQ rules.

AC — Audit Committee	C — Chairperson
CC — Compensation Committee	M — Member
GC — Governance Committee	FE — Audit committee financial expert (as determined based on SEC rules)
SPC — Strategic Planning Committee

Kathleen A. Bayless, currently retired, was Senior Vice President, Chief Financial Officer and Treasurer of Synaptics Incorporated, a leader in human interface technology, including touch, display and biometric semiconductor products used in the mobile, PC and automotive industries, from 2009 to 2015.  Before Synaptics, Ms. Bayless spent 13 years at Komag Incorporated, a leading supplier of thin-film disks to the hard disk drive industry, where she served as Executive Vice President, Secretary and Chief Financial Officer.  Prior to joining Komag, Ms. Bayless served 15 years with the public accounting firm of Ernst & Young.

Ms. Bayless has significant experience in the semiconductor industry and related fields, which has resulted in a broad understanding of the operational, financial and strategic issues facing companies operating in our space.  Ms. Bayless has extensive management experience and is well versed on the various challenges and opportunities in our marketplace, offering a unique and valued perspective to the Board.

Richard A. D’Amore has been a General Partner of North Bridge Venture Partners, a venture capital firm, since 1994.

Mr. D’Amore brings a strong business background to Veeco, having worked in the venture capital field for over 30 years.  Mr. D’Amore has experience as a certified public accountant and gained substantial experience in overseeing the management of diverse organizations, having served as a board member on other public company boards and numerous private company boards.  As a result of this service, Mr. D’Amore has a broad understanding of the operational, financial and strategic issues facing public companies.  He has served on our Board for over 27 years and through that service has developed extensive knowledge of our business.

Gordon Hunter has been Chairman of Littelfuse Inc., a global electronics company and provider of circuit protection products and solutions, since 2005.  Mr. Hunter was Executive Chairman of Littelfuse from January 2017 to December 2017, President and Chief Executive Officer of Littelfuse from 2005 to January 2017, and Chief Operating Officer of Littelfuse from 2003 to 2005.  Mr. Hunter has been a director of Littelfuse since June 2002.  Prior to joining Littelfuse, Mr. Hunter was Vice President of Intel Communications Group and General Manager of Intel’s Optical Products Group.  At Intel, Mr. Hunter was responsible for Intel’s access and optical communications business segments within the Intel Communications Group.  Prior to joining

Intel in February 2002, he served as President of Elo TouchSystems, a subsidiary of Raychem Corporation.  Mr. Hunter also served in a variety of positions during a 20 year career at Raychem Corporation, including Vice President of Commercial Electronics and a variety of sales, marketing, engineering and management positions.  In addition to Littelfuse, Mr. Hunter also serves on the boards of CTS Corporation and Shure Incorporated.

Mr. Hunter has substantial leadership and management experience, having served as the Chairman, President and Chief Executive Officer of Littelfuse and in various leadership roles at a number of other companies.  He has a strong background and valuable experience in the technology industry, gained from his tenure at Littelfuse, Intel and Raychem.  Mr. Hunter brings a broad understanding of the operational, financial and strategic issues facing public and private companies to the Board as a result of his service on other public and private boards.

Keith D. Jackson has been President, Chief Executive Officer and a director of ON Semiconductor Corporation since November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups beginning in 1998 and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008.

Mr. Jackson has extensive international experience in product development, manufacturing, marketing and sales.  Mr. Jackson is uniquely qualified to bring strategic insight and industry knowledge to the Board, having served in numerous management positions in our industry.  In addition, Mr. Jackson brings to the Board his perspective as a director of other corporate boards.

John R. Peeler has been Chief Executive Officer and a Director of Veeco since July 2007, and Chairman since May 2012.  Prior thereto, Mr. Peeler was Executive Vice President of JDSU and President of the Communications Test & Measurement Group of JDSU, which he joined upon the closing of JDSU’s merger with Acterna, Inc. in August 2005.  Before joining JDSU, Mr. Peeler served as President and Chief Executive Officer of Acterna.  Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO of TTC, a communications test equipment company.  Mr. Peeler also serves on the board of IPG Photonics Corporation.

Mr. Peeler has substantial industry and management experience, having served in senior management positions for the last 30 years culminating in his appointment as our Chief Executive Officer in 2007.  He has experience in managing diversified global companies and has a broad understanding of the challenges and opportunities facing public companies.

Peter J. Simone is a retired executive who currently serves as an independent consultant to several private companies and the investment community.  From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc.  From August 2000 to February 2001, Mr. Simone was President and a director of, and from January 2000 to August 2000 was a consultant to, Active Control eXperts, Inc., a supplier of precision motion control and smart structures technology.  From April 1997 to January 2000, Mr. Simone served as President and

Chief Executive Officer and a director of Xionics Document Technologies, Inc.  Prior thereto, Mr. Simone spent 17 years with GCA Corporation, a manufacturer of semiconductor photolithography capital equipment, where he held various management positions, including President and director.  Mr. Simone is also a director of Monotype Imaging, Inc.  Additionally, during the past five years, he served as a director of Cymer, Inc., Inphi Corporation and Newport Corporation.

Mr. Simone has held numerous executive positions in the technology and semiconductor industries.  Mr. Simone has also worked in the consulting field, advising private companies and the investment community.  Mr. Simone has served on a number of public and private boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  He brings significant financial and operational management, as well as financial reporting, experience to the Board.

Thomas St. Dennis is the Chairman of FormFactor, Inc., a leading provider of semiconductor wafer test technologies and expertise.  Mr. St. Dennis served as FormFactor’s Chairman and Chief Executive Officer from September 2010 to December 2014, and as FormFactor’s Executive Chairman from January 2015 to February 2016.  Mr. St. Dennis held various positions at Applied Materials, Inc., a semiconductor equipment manufacturer, from 1992 to 1999 and again from 2005 to 2009. His most recent role at Applied Materials was Senior Vice President and General Manager of the Silicon Systems Group.  From 1999 to 2003, Mr. St. Dennis was President and CEO of Wind River Systems, Inc., a provider of embedded system software, and from 2003 to 2005, Mr. St. Dennis was Executive Vice President of Sales and Marketing at Novellus Systems, Inc., a supplier of deposition, thermal processing and surface preparation equipment.  In addition to serving on the Board of FormFactor, Mr. St. Dennis serves on the Board of Axcelis Technologies, Inc., a provider of equipment and services to the semiconductor manufacturing industry.  Additionally, during the past five years, he served as a director of Mattson Technology, Inc., a supplier of dry strip and rapid thermal processing equipment.

Mr. St. Dennis brings to the Board extensive experience in the semiconductor industry and international business, skills which make him an effective advisor to the Board, especially in matters involving strategic and marketing issues. Mr. St. Dennis has served on public and private boards, both domestic and international, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies.  Mr. St. Dennis’ knowledge of our industry and his extensive management experience are important aspects of his service on the Board.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the “Compensation Discussion and Analysis” section above, our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate objectives and the realization of increased stockholder value.  Please read the Compensation Discussion and Analysis section for additional details about our executive compensation programs, including information about the fiscal year 2017 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors.  Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF KPMG

Stockholders are being asked to ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2018.  Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, as a matter of good corporate governance, the Board submits its selection to our stockholders for ratification.  If the stockholders do not ratify the appointment of KPMG, the Audit Committee will contemplate whether to reconsider the appointment.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the Company’s and the stockholders’ best interests.  KPMG has been the Company’s independent registered public accounting firm since March 2015.

Our Audit Committee meets periodically with KPMG to review both audit and non-audit services performed by KPMG, as well as the fees charged for those services.  Among other things, the Audit Committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm.  All professional services provided by KPMG, including non-audit services, if any, are subject to pre-approval by the Audit Committee in accordance with applicable securities laws, rules and regulations.  For more information, see “Audit Matters” above.

Representatives of KPMG will be present at the Annual Meeting and may make a statement if they so desire.  They will also be available to respond to appropriate questions.

Approval of Proposal No. 3 will require the affirmative vote of a majority of the shares present or represented and voting on the proposal at the Annual Meeting.  Each proxy received by the stockholders will be voted “FOR” the ratification of the appointment of KPMG, unless the stockholder provides other instructions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

VOTING AND MEETING INFORMATION

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the “notice and access” rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2017 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies.  Most stockholders will not receive printed copies of the proxy materials unless they request them.  Instead, the Notice of Internet Availability of Proxy Materials (“Notice”), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet.  The proxy materials will be available on the internet starting on March 19, 2018, as described in the Notice.  The Notice also instructs you as to how you may access and submit your proxy card.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Who is entitled to vote?

You may vote if our records show that you owned shares of Veeco common stock on March 12, 2018, the record date for the meeting.  At such time, 48,125,907 shares of Veeco common stock were both issued and outstanding.  You are entitled to one vote for each share that you own.

How can I vote if I own shares directly?

If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being made available directly to you.  Stockholders of record may vote by (1) marking, signing, dating and mailing each proxy card in the envelope provided or (2) attending the meeting and voting in person.  If you desire to vote in person, you must come to the meeting or execute a proxy designating a representative to vote for you at the meeting, which will be held at 333 South Service Road, Plainview, New York 11803 at 8:30 a.m. (Eastern Time) on Thursday, May 3, 2018.  For security reasons, please be prepared to show photo identification. Please note that if your Veeco shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity in order to vote your shares at the meeting. If you have any questions, please call our Investor Relations department at 1-516-677-0200.

How can I vote if my shares are held through a brokerage, bank or similar organization?

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being made available to you by such organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account.  If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered “routine.”  The New York Stock Exchange (“NYSE”) will determine whether the proposals presented at the Annual Meeting are routine or not routine.  If a proposal is routine, a broker holding shares for an owner in street name may vote in its discretion on the proposal without receiving voting instructions from the owner.  If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is not routine and the street name owner does not provide any voting instructions.  Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted.  Under the rules of the NYSE, your broker does not have the discretion to vote your shares on non-routine matters such as Proposals 1 and 2.  However, your broker does have discretion to vote your shares on routine matters such as

Proposal 3.  If you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the stockholder of record.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your Veeco shares will be voted “FOR” the election of the nominees for director, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” the ratification of the selection of KPMG LLP as Veeco’s independent registered public accounting firm for the fiscal year ending December 31, 2018.  If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How do I revoke or change my vote?

If you are a stockholder of record, you may revoke or change your vote by:

(1)                     notifying Veeco’s transfer agent, American Stock Transfer and Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219, in writing at any time before the meeting;

(2)                     submitting a later-dated proxy at any time before the meeting;

(3)                     voting again by telephone or internet at a later time before the meeting; or

(4)                     voting in person at the meeting.

The latest-dated, timely and properly completed proxy that you submit before the meeting will count as your vote.  If a vote has been recorded for your shares and you submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

If your shares are held in street name, consult the voting instructions provided by the organization holding your shares or contact such organization for instructions on how to revoke or change your vote.

What is a “quorum”?

There must be a quorum for the meeting to be held.  A “quorum” will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting or represented by proxy.  If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.  In addition, shares represented by proxies designated as broker non-votes will be counted for purposes of determining a quorum.

Abstentions:  Abstentions are not counted in the tally of votes FOR or AGAINST a proposal.  A WITHHELD vote is the same as an abstention.  Abstentions and withheld votes are counted as shares present and entitled to be voted.

Broker Non-Votes:  Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal.

How many votes are needed to approve each proposal?

Proposal:	Vote Required:	Broker Discretionary Voting Allowed?
Proposal 1 — Election of Two Directors	Majority of the Shares Cast for Each Director Nominee	No
Proposal 2 — Advisory Vote on Executive Compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No
Proposal 3 — Ratification of Auditors for Fiscal Year 2018	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on either of these Proposals, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 1, you may vote FOR both nominees, WITHHOLD your vote as to both nominees, or FOR both nominees except the specific nominee from whom you WITHHOLD your vote.  A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than two directors and stockholders may not cumulate votes in the election of directors.

If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

How will voting on any other business be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting or any adjournment or postponement thereof, your signed proxy or vote instruction card gives authority to John R. Peeler, Veeco’s Chairman and Chief Executive Officer, and Shubham Maheshwari, Veeco’s Executive Vice President and Chief Financial Officer, to vote on such matters at their discretion.

Who will count the vote?

Votes will be tabulated by an independent inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced at the Annual Meeting and are expected to be posted shortly after the Annual Meeting on our website at www.veeco.com.  Voting results will also be reported in a Current Report on Form 8-K, which is expected to be filed with the SEC within four business days after the Annual Meeting.

What does it mean if I get more than one Notice?

If your shares are registered in more than one name or in more than one account, you may receive more than one Notice.  Please complete and return a proxy or vote instruction card for each Notice you receive to ensure that all of your shares are voted.

I have Veeco shares that are held in street name, as do others in my household.  We received only one copy of the proxy materials.  How can I obtain additional copies of these materials?

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.”  Under this practice, stockholders who have the same address and last name and who request printed copies of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investorrelations@veeco.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number that appears in the box on the Stockholders Meeting Notice; or (3) call our Investor Relations department at 1-516-677-0200.

When are stockholder proposals for the 2019 Annual Meeting due?

In accordance with Rule 14a-8 of the Exchange Act, stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2019 Annual Meeting must submit their proposals so that they are received by the Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803 by November 19, 2018.  Any such proposal must comply with the requirements of our Fifth Amended and Restated Bylaws, as amended (“Bylaws”), and Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the 2019 Annual Meeting, but does not intend to have included in the proxy materials prepared by the Company in connection with the 2019 Annual Meeting, must be delivered in writing to the Secretary at the address above not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting.  However, if we hold the 2019 Annual Meeting on a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly. In addition, the stockholder’s notice must set forth the information required by our Bylaws with respect to each stockholder making the proposal and each proposal that such stockholder intends to present at the 2019 Annual Meeting.

For more information, including the information required to be included in a stockholder proposal, please refer to our Bylaws, filed as Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on February 10, 2016.

Can a stockholder nominate someone to be a director of Veeco?

As a stockholder, you may recommend any person as a nominee for director of Veeco for consideration by the Governance Committee by submitting the name and supporting information in writing to the Governance Committee of the Board of Directors, c/o Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803.  The deadlines for submitting stockholder nominations of directors are the same as those set forth above with respect to the submission of stockholder proposals.  In addition, the recommending stockholder must submit a written recommendation that sets forth the information required by our Bylaws with respect to the recommending stockholder and such stockholder’s nominee, including the following:

•                  The candidate’s name, age, address, principal occupation or employment, the number of shares of common stock such candidate beneficially owns, a brief description of any direct or indirect relationships with the Company, and the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•                  An agreement by the recommending stockholder to indemnify the Company for any loss arising from false or misleading information that is submitted in connection with the nomination;

•                  A signed consent of the nominee to cooperate with reasonable background checks, requests for information and personal interviews, to be named in the proxy statement as a nominee and to serve as a director, if elected; and

•                  A description of all relationships or arrangements between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, as well as a list of all other companies that the stockholder has recommended the candidate to for election as a director in that year.

How can stockholders communicate with Veeco’s Directors?

Stockholders may address communications (other than sales or employment-related communications) to one or more members of the Board by letter addressed to Secretary, Veeco Instruments Inc., Terminal Drive, Plainview, NY 11803.  The Secretary will forward copies of all letters (other than sales or employment-related communications) to each Board member to whom they are addressed.

How much will this proxy solicitation cost?

MacKenzie Partners, Inc. was hired by Veeco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $13,000, plus reimbursement of out-of-pocket expenses.  The expense of soliciting proxies will be borne by Veeco.  In addition, Veeco may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.  MacKenzie Partners may contact stockholders by mail, telephone, fax and personal interviews.  Veeco has agreed to indemnify MacKenzie against certain liabilities and expenses in connection with such solicitation, including liabilities under the federal securities laws.  Some personal solicitations also may be made by directors, officers and employees of Veeco without special compensation, other than reimbursement for expenses.

Who is soliciting my vote?

Your vote is being solicited by the Board of Directors of Veeco, on behalf of the Company.

ANNUAL MEETING OF STOCKHOLDERS OF VEECO INSTRUMENTS INC. May 3, 2018 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2018: The Notice, Proxy Statement and Annual Report to Stockholders are available at www.veeco.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20230300000000001000 3 050318 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF DIRECTORS: NOMINEES: FOR ALL NOMINEESO Richard A. D'Amore Class III director O Keith D. JacksonClass III director WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR AGAINST ABSTAIN 3. RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

- 0 VEECO INSTRUMENTS INC. Proxy for Annual Meeting of Stockholders on May 3, 2018 Solicited on Behalf of the Board of Directors The undersigned hereby appoints John R. Peeler and Shubham Maheshwari, or either of them, each with full power of substitution and re-substitution, proxies to vote at the Annual Meeting of Stockholders of Veeco Instruments Inc. to be held on May 3, 2018 at 8:30 a.m. (ET) at 333 South Service Road, Plainview, New York 11803 and at all adjournments or postponements thereof, all shares of common stock of Veeco Instruments Inc. which the undersigned is entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 14475 1.1